====================================================



                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT
                            Dated as of May 15, 1997



                                      among



                                    DYNCORP,
                             a Delaware corporation





                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS



                                       and




                          CITICORP NORTH AMERICA, INC.
                                    as Agent



              ====================================================

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                              ARTICLE I DEFINITIONS

1.01.  Certain Defined Terms.                                             2
1.02.  Special Purpose Defined Terms.                                    33
1.03.  Computation of Time Periods.                                      40
1.04.  Accounting Terms.                                                 40
1.05.  Other Terms.                                                      40

           ARTICLE II AMOUNTS AND TERMS OF LOANS AND LETTERS OF CREDIT

2.01.  Revolving Credit Facility.                                        42
2.02.  Authorized Officers and Agents.                                   44
2.03.  Use of Proceeds of Loans.                                         45
2.04.  Letters of Credit.                                                45

                      ARTICLE III PAYMENTS AND PREPAYMENTS

3.01.  Prepayments; Reductions in Commitments.                           54
3.02.  Payments.                                                         56
3.03.  Promise to Repay; Evidence of Indebtedness.                       61
3.04.  Collections and Collection Account Arrangements.                  61
3.05.  Post-Default Withdrawals from the Citibank Collection Account.    63

                          ARTICLE IV INTEREST AND FEES

4.01.  Interest on the Loans and other Obligations.                      65
4.02.  Special Provisions Governing Eurodollar Rate Loans.               67
4.03.  Fees.                                                             69

               ARTICLE V CONDITIONS TO LOANS AND LETTERS OF CREDIT

5.01.  Conditions Precedent to the Initial Loans and Letters of Credit.  72
5.02.  Conditions Precedent to All Subsequent Loans and Letters of
         Credit.                                                         74

                    ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.01.  Representations and Warranties of the Borrower.                   75

                         ARTICLE VII REPORTING COVENANTS

7.01.  Financial Statements.                                             90
7.02.  Events of Default.                                                93
7.03.  Lawsuits.                                                         93
7.04.  ERISA Notices.                                                    94
7.05.  Environmental Notices.                                            95
7.06.  Labor Matters.                                                    97
7.07.  Receivables Purchase Documents.                                   97


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7.08.  Fiscal Year.                                                      97
7.09.  Other Reports.                                                    97
7.10.  Other Information.                                                98
7.11.  Government Contracts.                                             98
7.12.  Formation of Subsidiaries; Investments in Other Persons.          98

                       ARTICLE VIII AFFIRMATIVE COVENANTS

8.01.  Corporate Existence, Etc.                                        100
8.02.  Corporate Powers; Conduct of Business.                           100
8.03.  Compliance with Laws, Etc.                                       100
8.04.  Payment of Taxes and Claims; Tax Consolidation.                  100
8.05.  Insurance.                                                       101
8.06.  Inspection of Property; Books and Records; Discussions.          102
8.07.  ERISA Compliance.                                                102
8.08.  Deposit Accounts.                                                103
8.09.  Maintenance of Property.                                         103
8.10.  Security Clearances.                                             103
8.11.  Future Assurances.                                               103

                          ARTICLE IX NEGATIVE COVENANTS

9.01.  Indebtedness.                                                    104
9.02.  Sales of Assets.                                                 106
9.03.  Liens.                                                           108
9.04.  Investments.                                                     108
9.05.  Intentionally omitted.                                           110
9.06.  Restricted Junior Payments.                                      111
9.07.  Conduct of Business.                                             113
9.08.  Transactions with Shareholders and Affiliates.                   113
9.09.  Restriction on Fundamental Changes.                              113
9.10.  Sales and Leasebacks.                                            114
9.11.  Margin Regulations; Securities Laws.                             114
9.12.  ERISA.                                                           114
9.13.  Organizational Documents; ESOP.                                  115

                          ARTICLE X FINANCIAL COVENANTS

10.01.  Fixed Charge Coverage Ratio.                                    116
10.02.  Funded Debt/EBITDA.                                             116

                ARTICLE XI EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.01.  Events of Default.                                              117
11.02.  Rights and Remedies.                                            121


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                              ARTICLE XII THE AGENT

12.01.  Appointment.                                                    122
12.02.  Nature of Duties.                                               123
12.03.  Rights, Exculpation, Etc.                                       123
12.04.  Reliance.                                                       124
12.05.  Indemnification.                                                125
12.06.  Citicorp Individually.                                          125
12.07.  Successor Agents.                                               125
12.08.  Relations Among Lenders.                                        126
12.09.  Concerning the Collateral and the Loan Documents.               126

                          ARTICLE XIII YIELD PROTECTION

13.01.  Taxes.                                                          128
13.02.  Increased Capital.                                              131
13.03.  Changes; Legal Restrictions.                                    131
13.04.  Illegality.                                                     132
13.05.  Compensation.                                                   133
13.06.  Limitation on Additional Amounts Payable by the Borrower.       134
13.07.  Change in Lending Office.                                       134

                            ARTICLE XIV MISCELLANEOUS

14.01.  Assignments and Participations.                                 134
14.02.  Expenses.                                                       136
14.03.  Indemnity.                                                      138
14.04.  Change in Accounting Principles.                                139
14.05.  Setoff.                                                         139
14.06.  Ratable Sharing.                                                140
14.07.  Amendments and Waivers.                                         141
14.08.  Notices.                                                        143
14.09.  Survival of Warranties and Agreements.                          143
14.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.          143
14.11.  Marshalling; Payments Set Aside.                                143
14.12.  Severability.                                                   144
14.13.  Headings.                                                       144
14.14.  Governing Law.                                                  144
14.15.  Limitation of Liability.                                        144
14.16.  Successors and Assigns.                                         144
14.17.  Certain Consents and Waivers of the Borrower.                   145
14.18.  Counterparts; Effectiveness; Inconsistencies.                   146
14.19.  Limitation on Agreements.                                       146
14.20.  Confidentiality.                                                146
14.21.  Entire Agreement.                                               147
14.22.  Advice of Counsel.                                              148

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


          This Second Amended and Restated Credit Agreement dated as of May 15, 1997 (as amended, supplemented or modified from time to time, the "Agreement") is entered into among DynCorp, a Delaware corporation (the "Borrower"), the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, and Citicorp North America, Inc., a Delaware corporation ("Citicorp"), in its capacity as agent for the Lenders hereunder (in such capacity, the "Agent").

                              W I T N E S S E T H:

          WHEREAS, Borrower entered into the "1996 Credit Agreement" (as hereinafter defined) pursuant to which Citicorp made certain revolving loans to Borrower;

          WHEREAS, Borrower has requested a decrease in the revolving credit commitments under the 1996 Credit Agreement, an extension of the term of the 1996 Credit Agreement, and certain other amendments and modifications of the 1996 Credit Agreement;

          WHEREAS, Bankers Trust Company is desirous of becoming a Lender and assuming fifty percent (50%) of the Revolving Credit Commitments under this Agreement; and

          WHEREAS, the parties hereto have agreed to amend and restate the 1996 Credit Agreement to facilitate the aforesaid and set forth the terms and conditions under which loans, letters of credit and other financial accommodations will be made available to the Borrower for the benefit of the Borrower and its subsidiaries from and after the "Closing Date" (as hereinafter defined);

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree that the 1996 Credit Agreement is amended and restated in its entirety by this Agreement.

                                    ARTICLE I
                                   DEFINITIONS

          1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

          "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote five percent (5.0%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

          "Agent" means Citicorp and each successor agent appointed pursuant to the terms of Article XII of this Agreement.

          "Agreement" is defined in the preamble hereto.

          "Applicable Lending Office" means, with respect to a particular Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

          "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 14.01.

          "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

          "Base Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum determined by the Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum specified by notice to the Agent by Citibank as the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Eurodollar Interest Rate Determination Date for such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period and in an amount substantially equal to the amount of the Eurodollar Rate Loan to be outstanding to Citicorp for such Eurodollar Interest Period.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

          (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of
     (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

          "Base Rate Loans" means all Loans which bear interest at a rate determined by reference to the Base Rate as provided in Section 4.01(a).

          "Base Rate Margin" means a rate equal to (i) one and one-quarter percent (1.25%) per annum during the period commencing on the Closing Date and ending on March 31, 1998 and (ii) from and after April 1, 1998, (a) one percent (1.00%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is less than or equal to 3.5 : 1; (b) one and one-quarter percent (1.25%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is greater than 3.5 : 1 and less than or equal to 4.0 : 1; and (c) one and one-half percent (1.50%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is greater than 4.0 : 1. The applicable Base Rate Margin shall be determined on the date the Financial Statements for the last month of each Fiscal Quarter are due pursuant to Section 7.01(a) as of the end of such Fiscal Quarter and be effective during the period commencing on the first day of the calendar month next succeeding the calendar month in which such due date falls and ending on the last day of the calendar month in which Financial Statements are next due.

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Employee Benefit
Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Borrower" is defined in the preamble of this Agreement.

          "Borrower Pledge Agreement" means that certain Pledge Agreement dated as of July 25, 1995 executed by the Borrower in favor of the Agent for the benefit of the Holders pursuant to which the issued and outstanding Capital Stock of certain of Borrower's Subsidiaries is pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Borrower Security Agreement" means that certain Amended and Restated Security Agreement dated as of March 14, 1996 executed by the Borrower in favor of the Agent for the benefit of the Holders pursuant to which the personal Property 5 and interests in property of the Borrower more specifically described therein are pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

          "Business Activity Report" means (A) a Notice of Business Activities Report from the State of New Jersey Division of Taxation or (B) a Minnesota Business Activity Report from the Minnesota Department of Revenue.

          "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York and (ii) in the case of Eurodollar Rate Loans, in London, England.

          "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; provided, however, Capital Expenditures shall include that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries.

          "Capital Lease" means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          "Capricorn Repurchase Transaction" means the purchase of 128,343 shares of common stock, 1,806,147 common stock warrants and 123,711 shares of Class C Preferred Stock from investors in Capricorn Investors, L.P. during the period February-April, 1997.

          "Cash Collateral" means cash or Cash Equivalents held by the Agent or any of the Lenders as security for the Obligations.

          "Cash Collateral Account" means an interest bearing account at Citibank's office in New York, New York designated by the Agent into which Cash Collateral shall be deposited, which account shall be under the sole dominion and control of the Agent.

          "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies

(fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. or P-1 (or better) by Moody's Investors Services, Inc.; provided, that (x) the maturities of such Cash Equivalents shall not exceed one year and (y) such Cash Equivalents shall be maintained in investment and other accounts of the Agent at Citibank.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement); (ii) the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than the ESOP and other benefit plans of the Borrower, including, without limitation the Borrower's 401(k) Plan and the Group composed of the parties to the New Stockholders Agreement) becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (iv) the replacement of a majority of the members of the Board of Directors of the Borrower over a two-year period from the members who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of the Board of Directors of the Borrower at the beginning of such period or whose election as such was previously so approved.

          "Citibank" means Citibank, N.A., a national banking association.

          "Citibank Collection Account" is defined in Section 3.04.

          "Citicorp" is defined in the preamble of this Agreement.

          "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "Closing Date" means May 15, 1996.

          "Collateral" means all property and interests in property now owned or hereafter acquired by the Borrower and the Guarantors upon which a Lien is granted under the Borrower Pledge Agreement, the Borrower Security Agreement, the Guarantor Pledge Agreements and the Guarantor Security Agreements.

          "Commercial Letter of Credit" means any documentary letter of credit for the account of the Borrower or any of the Borrower's Subsidiaries which is payable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or such Subsidiary in the ordinary course of its business.

          "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

          "Commitment" means, with respect to any Lender at the time of determination thereof, the aggregate amount of such Lender's Revolving Credit Commitment and "Commitments" means the aggregate amount of all Revolving Credit Commitments.

          "Compliance Certificate" is defined in Section 7.01(c).

          "Consolidated EBITDA" means, without duplication, for any period, (i) the sum of the amounts for such period of (a) Consolidated Net Income (as defined in Section 1.01), plus (b) provision for taxes based on income, plus (c)

Consolidated Interest Expense (as defined in Section 1.01), plus (d) depreciation expense, plus (e) amortization expense, plus (f) Net ESOP Contributions, plus (g) non-cash 401(k) matching contributions and other compensation expense payable in Capital Stock of the Borrower which is common stock, minus (ii) the amount for such period of interest income, all as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, the total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP.

          "Consolidated Net Cash Interest Expense" means, for any period (without duplication), (i) Consolidated Interest Expense (as defined in Section 1.01) for such period, but excluding interest expense not payable in cash and amortization of debt discount and deferred financing costs to the extent included in (i) above, plus/minus (ii) to the extent not included in (i) above, net cash flows resulting from Interest Swap Obligations received or paid during such period, minus (iii) consolidated cash interest income for such period.

          "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, excluding the sum of (i) extraordinary items for such period, net of taxes based on income, plus (ii) dividends for such period on Capital Stock which is preferred stock, all as determined in accordance with GAAP.

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos-containing material, polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations.

          "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "Cure Loans" is defined in Section 3.02(b)(v)(C).

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Material Subsidiary against fluctuations in currency values.

          "Customary Permitted Liens" means

          (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (ii) Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' assets or property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and

     Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $2,500,000; and

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

          "Designated Prepayment" means each mandatory prepayment required by
Section 3.01(b)(i) through (iii).

          "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

          "Dollars" and "$" mean the lawful money of the United States.

          "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "Dyn Funding" means Dyn Funding Corporation, a Delaware corporation and Wholly-Owned Subsidiary of the Borrower.

          "Eligible Assignee" means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company, insurance company, other financial institution or fund, acceptable to the Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000.

          "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing, the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, OSHA, and public health codes, each as from time to time in effect.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Acts" or "Responsible Property Transfer Acts".

          "Equipment" means, with respect to any Person, all of such Person's present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures,
(ii) other tangible personal property (other than such Person's Inventory), and
(iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations

(within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          "ESOP" means the DynCorp Employee Stock Ownership Plan dated as of January 1, 1988.

          "ESOP Documents" means, collectively, that certain Subscription Agreement dated as of September 9, 1988 between Borrower and Manufacturers Hanover Trust Company, as trustee of the DynCorp Employee Stock Ownership Trust established pursuant to the DynCorp Employee Stock Ownership Trust Agreement ("Trust Agreement") adopted as part of the ESOP, the Trust Agreement, the Plan, and that certain 1995 Stock Issuance Agreement dated March 30, 1995 between Borrower and the DynCorp Employee Stock Ownership Trust, in each instance, as amended, supplemented or otherwise modified from time to time as permitted under the terms of this Agreement.

          "Eurodollar Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "Eurodollar Interest Payment Date" means (i) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having a Eurodollar Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Eurodollar Interest Period.

          "Eurodollar Interest Period" is defined in Section 4.02(b).

          "Eurodollar Interest Rate Determination Date" is defined in Section 4.02(c).

          "Eurodollar Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Eurodollar Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Agent.

          "Eurodollar Rate" means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan, an interest rate per annum obtained by dividing (i) the Base Eurodollar Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

          "Eurodollar Rate Loans" means those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate and the Eurodollar Rate Margin as provided in Section 4.01(a).

          "Eurodollar Rate Margin" means a rate equal to (i) two and one-half percent (2.50%) per annum during the period commencing on the Closing Date and ending on March 31, 1998 and (ii) from and after April 1, 1998, (a) two and one-quarter percent (2.25%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is less than or equal to 3.5 : 1; (b) two and one-half percent (2.50%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is greater than 3.5 : 1 and less than or equal to 4.0 : 1; and (c) two and three-quarters percent (2.75%) per annum provided that the ratio of the Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal Quarter then ended to Consolidated EBITDA for the four consecutive Fiscal Quarters then ended is greater than 4.0 : 1. The applicable Eurodollar Rate Margin shall be determined on the date the Financial Statements for the last month of each Fiscal

Quarter are due pursuant to Section 7.01(a) as of the end of such Fiscal Quarter and be effective during the period commencing on the first day of the calendar month next succeeding the calendar month in which such due date falls and ending on the last day of the calendar month in which Financial Statements are next due.

          "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding Five Billion Dollars ($5,000,000,000) in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

          "Event of Default" means any of the occurrences set forth in Section
11.01 after the expiration of any applicable grace period, as expressly provided in Section 11.01.

          "Fair Market Value" means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, and, if in excess of $5,000,000, as determined in good faith by the Board of Directors of the Borrower.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of

New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

          "Financial Officer" means any of the Borrower's senior vice president and chief financial officer; vice president and controller; treasurer; and assistant treasurer.

          "Financial Statements" means statements of income and retained earnings, statements of cash flow, and balance sheets.

          "Fiscal Month" means each period commencing on the date immediately succeeding the "Effective Close Date" for the prior fiscal month and ending on the "Effective Close Date" for the applicable fiscal month as set forth on
Schedule 1.01.1 attached hereto, respectively, for the Borrower.

          "Fiscal Quarter" means each period commencing on the date immediately succeeding the "Effective Close Date" for the prior fiscal quarter and ending on the "Effective Close Date" for the applicable fiscal quarter as set forth on
Schedule 1.01.1 attached hereto, respectively, for the Borrower.

          "Fiscal Year" means the fiscal year of the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

          "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the amount calculated as (i) Consolidated EBITDA minus (ii) all federal income taxes paid in cash during such period attributable to the income of continuing operations for that period minus (iii) the aggregate amount of Capital Expenditures made in cash during such period minus (iv) repurchases by the Borrower of Capital Stock of the Borrower during such period paid for in cash (other than (A) as permitted under Section 9.06 and (B) with respect to the Capricorn Repurchase Transaction) to (b) Fixed Charges.

          "Fixed Charges" means, for any period without duplication, Consolidated Net Cash Interest Expense plus the aggregate amount of scheduled payments of principal of Funded Debt (other than the repayment of Indebtedness incurred as part of the Capricorn Repurchase Transaction, the repayment of the Contract Receivable Collateralized Notes, Series 1992-1, repayments of Loans and repayments of any Indebtedness arising under any revolving funded or grid notes issued under the Securitization Program) during such period, plus the aggregate amount of stock repurchases under the ESOP Documents paid for in cash by the Borrower during such period, plus repurchases by the Borrower of Capital Stock of the Borrower during such period paid for in cash as permitted under Section 9.06(e)(ii).

          "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

          "Foreign Pension Plan" means any employee benefit plan as defined in
Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

          "Foreign Subsidiary" means a Subsidiary domiciled outside of the United States of America and its states, districts and possessions.

          "Fronting Fee" is defined in Section 4.03(a).

          "Funded Debt" means Indebtedness of the Borrower and its Subsidiaries for borrowed money (determined in accordance with GAAP), including, without limitation, Indebtedness under Capital Leases, and Indebtedness arising under the Securitization Program.

          "Funding Date" means, with respect to any Loan, the date of funding of such Loan.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

          "General Intangibles" means, with respect to any Person, all of such Person's present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible property of every kind and nature (other than Receivables), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable, (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, registered patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, and other contracts and contract rights, in each instance other than contracts and such agreements which by their respective terms are non-assignable, (vii) interests in partnerships and joint ventures, in each instance other than interests which by the terms of the partnership or joint venture documents are non-assignable, (viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to property, in each instance other than leases, subleases, licenses, concession and such other agreements which by their respective terms are non-assignable, (x) deposit accounts (general or special) with any bank or other financial institution, (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep-well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) proceeds of insurance of which such Person is beneficiary, (xv) letters of credit and proceeds thereof, guarantees, Liens, security interests and other security held by or granted to such Person, (xvi) rights in and under instruments, securities (certificated and uncertificated), documents of title and investment property, and (xvii) all rights in any goods, merchandise or Inventory which any of the foregoing may represent.

          "Government Contract" means any contract, agreement, work authorization, lease, commitment for sale or purchase order of Borrower or its Subsidiaries that is with the United States Government, or any state, local or foreign government, including, without limitation, all contracts and work authorizations to supply goods and services to the United States Government, or any state, local or foreign government.

          "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantor Pledge Agreements" means those certain Pledge Agreements executed by Guarantors in favor of the Agent for the benefit of the Holders pursuant to which the issued and outstanding Capital Stock of Subsidiaries of the Guarantors executing and delivering the same is pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Guarantor Security Agreements" means those certain Security Agreements executed by Guarantors in favor of the Agent for the benefit of the Holders pursuant to which the personal property and interests in property of the Guarantors executing and delivering the same, as more specifically described therein, are pledged as part of the Collateral securing the payment and performance of the Obligations.

          "Guarantors" means those Persons identified on Schedule 1.01.2 attached hereto, each Material Subsidiary formed or acquired after the date hereof which is a Wholly-Owned Subsidiary, and any other Subsidiary of the Borrower executing and delivering a guaranty of payment and performance of all or any portion of the Obligations; provided, however, that no Foreign Subsidiary of the Borrower shall be required to become a Guarantor.

          "Hedge Agreement" means any agreement, including, without limitation, any Currency Agreement, agreement governing Interest Swap Obligations, other interest rate exchange, swap, collar or cap agreement, interest rate future or option contract, currency swap agreement, currency future or option contract, and other similar agreement, evidencing an agreement or arrangement intended to protect against fluctuation in interest rates and/or foreign exchange rates or conversion rates for conversion of foreign currencies to Dollars.

          "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Agent, each Lender, the Issuing Bank, the Affiliate of the Agent at which the Citibank Collection Account is established, and each Indemnified Party.

          "Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt Securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under agreements in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Capital Stock (other than obligations with respect to puts arising under the ESOP Documents), (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable, accrued expenses and other current liabilities arising in the ordinary course of business, (v) in respect of Capital Leases, or (vi) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such

Person in respect of Currency Agreements and Interest Swap Obligations, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; (e) all indebtedness, obligations or other liabilities of such Person under the Securitization Program; and (f) all guarantees and other contingent liabilities accrued in accordance with GAAP with respect to any of the foregoing.

          "Indemnified Matters" is defined in Section 14.03.

          "Indemnitees" is defined in Section 14.03.

          "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floor, collars and similar agreements.

          "Internal Market" means a stock trading market maintained by the Borrower or DynEx, Inc. (a Subsidiary of the Borrower) whereon existing stockholders and other employees of the Borrower are able to buy and sell shares of the Borrower's common stock at prices established by the Borrower's board of directors on trading dates intended to be held once per calendar quarter.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

          "Inventory" means, with respect to any Person, all of such Person's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment of such Person but are then currently being held for sale or lease in the ordinary course of such Person's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

          "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal or adjustments for decreases in value, write-downs or write-offs with respect to such Investment.

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "Issuing Bank" means Citibank.

          "Lender" means, as of the Closing Date, each financial institution which is a signatory hereto as a Lender and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance.

          "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit.

          "Letter of Credit Fee" is defined in Section 4.03(a).

          "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations at such time plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (iii) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied by the Issuing Bank as referenced in Section 2.04(c)(i) or has been withdrawn by the Borrower in writing prior to the issuance thereof).

          "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower and as are not materially adverse (in the judgment of the Issuing Bank and the Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control, and the terms of this Agreement, the Borrower Pledge Agreement, the Borrower Security Agreement, the Guarantor Pledge Agreements and the Guarantor Security Agreements shall control with respect to matters pertaining to the Collateral.

          "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, punitive damages, economic damages, consequential damages, treble damages, and damages arising from injury or damage or threat of damage to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees and costs associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss. 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "Loan" is defined in Section 2.01(a).

          "Loan Account" is defined in Section 3.03(b).

          "Loan Documents" means this Agreement, the Notes, and all other instruments, agreements and written Contractual Obligations between the Borrower or any Guarantor and the Agent or any Lender delivered to either the Agent or such Lender pursuant to or in connection with the transactions contemplated hereby.

          "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

          "Material Adverse Effect" means a material adverse effect upon (i) the financial condition, operations, assets or business of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lenders or the Agent to enforce any of the Loan Documents against the Borrower or the Guarantors.

          "Material Government Contract" means any Government Contract (or group of present or future related Government Contracts such as (i) orders placed under a Basic

Ordering Agreement and (ii) indefinite-delivery-contracts of any type), other than Government Contracts for which the period of performance has been completed, with respect to which the estimated revenues generated or to be generated pursuant thereto equals or exceeds $10,000,000 per annum.

          "Material Subsidiary" means, individually, Dyn Funding, each Subsidiary of the Borrower formed or acquired after the date hereof which receives an initial contract to perform work for a customer, and each Guarantor; "Material Subsidiaries" means, collectively, Dyn Funding, all such Subsidiaries of the Borrower, and all Guarantors.

          "MIS" means computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Inventory, creation and aging of Receivables, and accounts payable (including agings thereof).

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA (other than a Foreign Employee Benefit Plan) which
(i) is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability and (ii) is not a Foreign Employee Benefit Plan.

          "Net Cash Proceeds of Issuance of Equity Securities" means net cash proceeds (including, cash equivalents readily convertible into cash, and such proceeds of any notes received as consideration or any other non-cash consideration) received by the Borrower or any Subsidiary of the Borrower on account of the issuance of equity Securities of Borrower or any such Subsidiary (other than (i) equity Securities of a Subsidiary issued to the Borrower, a Subsidiary of the Borrower, the holder of a minority equity interest in such Subsidiary or the holder of a fifty percent (50%) equity interest in such Subsidiary if the Borrower or a Subsidiary of the Borrower holds the remaining fifty percent (50%) equity interest in such Subsidiary, and (ii) Capital Stock issued pursuant to Permitted Equity Securities Options) net of all transaction costs and underwriters' discounts with respect thereto; provided, however, that
(a) cash proceeds, in an amount not to exceed $1,000,000 in the aggregate in any Fiscal Year, of (1) Capital Stock issued upon conversion of existing outstanding warrants, (2)

Capital Stock issued upon exercise of options, and (3) Capital Stock sold by the Borrower under the Internal Market for Borrower's Capital Stock, and (b) Capital Stock contributions to the ESOP which are made in the form of Capital Stock purchased with matching contributions of the purchase price therefor, will be deemed not to be cash proceeds on account of the issuance of equity Securities for purposes of this definition and the requirements of Section 3.01(b)(iii); and provided further that, in the event the amount of cash proceeds described in the foregoing proviso which is received in any Fiscal Year is less than $1,000,000, the amount of the difference between $1,000,000 and the actual amount of cash proceeds received in such Fiscal Year shall be permitted to carry-over to succeeding Fiscal Years, until received, for purposes of determining the amount of Net Cash Proceeds of Issuance of Equity Securities required to be remitted to the Agent under Section 3.01(b)(iii).

          "Net Cash Proceeds of Sale" means proceeds received by the Borrower or any of its Subsidiaries in cash (including cash, equivalents readily convertible into cash, and such proceeds of any notes received in consideration of any other non-cash consideration) from the sale, assignment, transfer or other disposition of property (other than (i) proceeds received by or from Dyn Funding under the Securitization Program and (ii) proceeds from the sale, assignment, transfer or other disposition of property permitted under Sections 9.02(a) through (h)) which are not used, within 364 days after receipt thereof to make an investment in properties and assets that replace the properties and assets that were the subject of such sale, assignment, transfer or other disposition or in properties and assets that will be used in the business of the Borrower and its Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto, in each instance, net of the costs of, and taxes incurred in respect of, such sale, assignment, transfer or other disposition and amounts reimbursed to a Governmental Authority under Government Contracts as a result of such sale, assignment, transfer or other disposition; provided, however, that such proceeds received by a Subsidiary which is not a Wholly-Owned Subsidiary of the Borrower included in Net Cash Proceeds of Sale shall be limited to the amount thereof which is transferred to the Borrower or a Wholly-Owned Subsidiary and provided further that in the event proceeds from the sale, assignment, transfer or other disposition of property described herein would be required to be paid to reduce the Indebtedness evidenced by the Senior Notes, the same shall not be excluded from "Net Cash Proceeds of Sale" as hereinabove provided.

          "Net ESOP Contributions" means, for any period, (i) cash contributions made to the ESOP, but only to the extent that such contributions are repaid (in the four-Fiscal Quarter period commencing with the Fiscal Quarter in which such cash contributions are made) by the ESOP to the Borrower in the form of either
(a) cash payments made under loan agreements between the Borrower and the ESOP or (b) cash proceeds received from the sale of the Borrower's Capital Stock which is common stock to the ESOP, plus (ii) to the extent expensed, the fair market value of the Borrower's Capital Stock which is common stock contributed to the ESOP, minus (iii) the amount of principal payments made pursuant to third party ESOP-related financing agreements, all determined on a consolidated basis in accordance with GAAP.

          "New Stockholders Agreement" means that certain New Stockholders Agreement dated as of March 11, 1994 among the Borrower, the "Management Stockholders" (as defined therein) and the "Investors" (as defined therein), as in effect on the Closing Date.

          "1996 Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of March 14, 1996 entered into by and among Borrower, Citicorp as agent thereunder, and Citicorp as lender thereunder.

          "Non Pro Rata Loan" is defined in Section 3.02(b)(v).

          "Note" means a promissory note in the form attached hereto as Exhibit B payable to a Lender, evidencing the Loans made by such Lender and executed by the Borrower as required by Section 3.03(a), as the same may be amended, supplemented, modified or restated from time to time, and any promissory note issued in substitution therefor; "Notes" means, collectively, all of such Notes outstanding at any given time.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 4.01(c).

          "Obligations" means all Loans, advances (including, without limitation, Protective Advances), debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Affiliate of the Agent or any Lender, or any Person entitled to indemnification pursuant to
Section 14.03 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under any Hedge Agreement, this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under any Hedge Agreement, this Agreement or any other Loan Document.

          "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by the chairman or vice-chairman of its board of directors or its president, any of its vice-presidents, its chief financial officer, its treasurer, or its assistant treasurer.

          "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

          "Organizational Documents" means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's or partnership's equity or ownership interests.

          "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.ss. 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

          "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

          "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

          "Permitted Equity Securities Options" means the subscriptions, options, warrants, rights, convertible securities and other agreements or commitments relating to the issuance of equity Securities of the Borrower or any Subsidiary of the Borrower identified as such on Schedule 1.01.3.

          "Permitted Existing Indebtedness" means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.01.4.

          "Permitted Existing Investments" means those Investments identified as such on Schedule 1.01.5 and those Investments in Subsidiaries of the Borrower identified on Schedule 6.01-C.

          "Permitted Existing Liens" means the Liens on assets of the Borrower or any of its Subsidiaries identified as such on Schedule 1.01.6.

          "Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

          "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Employee Benefit Plan) (i) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability and (ii) which is not a Foreign Employee Benefit Plan.

          "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "Principals" has the meaning set forth in paragraph (a)(2) of Section 52.209-5 of the Federal Acquisition Regulation.

          "Process Agent" is defined in Section 14.17(a)(i).

          "Projections" means the financial projections (including, without limitation, capital expenditure budget) and assumptions prepared by the Borrower dated as of the Closing Date and attached hereto as Exhibit E.

          "Property" means any Real Property or personal property, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, or other asset owned, leased or operated by the Borrower or any Subsidiary of the Borrower, as applicable, (including any surface water thereon, and soil and groundwater thereunder).

          "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the amount of such Lender's Revolving Credit Commitment (as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by
(ii) the aggregate amount of all of the Revolving Credit Commitments (notwithstanding the termination of any such Commitments).

          "Protective Advance" is defined in Section 12.09(a).

          "RCRA" means the Resource Conservation and Recovery Act of
1976, 42 U.S.C. ss.ss. 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Real Property" means, with respect to any Person, all of such Person's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land,
(ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

          "Receivables" means, with respect to any Person, all of such Person's present and future (i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance,
(iii) any of the foregoing which are not evidenced by instruments or chattel paper, (iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Person is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Person, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit. Notwithstanding anything herein to the contrary, "Receivables" as defined herein shall not include any "Receivable" as defined in the Receivables Purchase Agreement or any "Transferor Receivable" as defined in the Servicing Agreement or any item described in clauses (i) through
(viii) above transferred to Dyn Funding pursuant to the Receivables Purchase Agreement or transferred by Dyn Funding to the Trustee pursuant to the Servicing Agreement.

          "Receivables Purchase Agreement" means, collectively, those certain Sale and Purchase Agreements dated as of April 18, 1997 between Dyn Funding and the sellers identified on Schedule 1.01.7 attached hereto pursuant to which such sellers have sold and, from time to time hereafter will sell, certain of their accounts to Dyn Funding.

          "Receivables Purchase Documents" means the Receivables Purchase Agreement, the Servicing Agreement, the Securitization Indenture and the instruments and documents executed and delivered in connection therewith.

          "Register" is defined in Section 14.01(c).

          "Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.

          "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

          "Regulation T" means Regulation T of the Federal Reserve Board as in effect from time to time.

          "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

          "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

          "Reimbursement Date" is defined in Section 2.04(d)(i)(A).

          "Reimbursement Obligations" means the aggregate non-contingent reimbursement or repayment obligations of the Borrower with respect to amounts drawn under Letters of Credit.

          "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Reportable Event" means any of the events described in Section 4043(b) of ERISA and the regulations promulgated thereunder as in effect from time to time other than an event for which the thirty (30) day notice requirement has been waived by the PBGC.

          "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or and Environmental, Health or Safety Requirement of Law.

          "Requisite Lenders" means all Lenders; provided, however, that, in the event one of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders" means the Lender which has not failed to fund its respective Pro Rata Share of such Loans or such Lenders whose failure to fund has/have been cured.

          "Responsible Officer" means any of the president and chief executive officer, executive vice presidents, senior vice presidents, general counsel, and Financial Officers of the Borrower.

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of the Borrower or any of its Subsidiaries now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.

          "Restricted Stock Plan" means that certain DynCorp Restricted Stock Plan dated May 26, 1989 relating to the award of up to 1,025,037 restricted stock units and vesting thereof based upon certain performance criteria.

          "Revolving Credit Availability" means, at any particular time, the amount by which the Revolving Credit Commitments at such time exceeds the Revolving Credit Obligations at such time.

          "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Loans pursuant to the terms and conditions of this Agreement, in an aggregate amount at any time outstanding which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Credit Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $15,000,000, as reduced from time to time pursuant to Section 3.01.

          "Revolving Credit Obligations" means, at any particular time, the sum of (i) the aggregate amount of the outstanding principal amount of the Loans at such time plus (ii) the Letter of Credit Obligations at such time.

          "Revolving Credit Termination Date" means the earliest to occur of (i) May 14, 2002 (or, if not a Business Day, the next preceding Business Day), (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement, and (iii) the date of acceleration of the Obligations pursuant to Section 11.02.

          "SARP" means the DynCorp Savings and Retirement Plan amended and restated as of January 1, 1989.

          "SARP Documents" means the SARP and related trust agreement dated July 1, 1993 between the Borrower and Merrill Lynch Trust Company.

          "Securities" means any Capital Stock, shares, voting trust certificates, limited partnership certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, and investment property commonly known as "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Securitization Indenture" means, collectively, the DynCorp Trade Receivables Master Indenture dated April 18, 1997 between Dyn Funding, as issuer, and Bankers Trust Company, as trustee, relating to the Securitization Program and Series Supplements thereto, including, without limitation, the Series 1997-1 Supplement dated April 18, 1997 to DynCorp Trade Receivables Master Indenture dated April 18, 1997 between Dyn Funding, as issuer, and Bankers Trust Company, as trustee.

          "Securitization Program" means the financing transactions set forth in the Receivables Purchase Documents.

          "Senior Notes" means the senior subordinated notes issued by the Borrower under the Senior Notes Indenture.

          "Senior Notes Indenture" means the Indenture dated as of March 17, 1997 between the Borrower, as issuer, and United States Trust Company of New York, as trustee, relating to the 9.5% Senior Subordinated Notes due 2007 and Series B 9.5% Senior Subordinated Notes due 2007, in the original aggregate face amount of up to $150,000,000, of which amount $100,000,000 was issued on March 17, 1997.

          "Servicing Agreement" means that certain Servicing Agreement dated as of April 18, 1997 among the Borrower, as servicer, Dyn Funding, as issuer, and Bankers Trust Company, as trustee.

          "Solvent", when used with respect to any Person, means that at the time of determination:

          (i) the Fair Market Value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

         (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

        (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

         (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Standby Letter of Credit" means any letter of credit issued for the account of the Borrower or any of the Borrower's Subsidiaries which is not a Commercial Letter of Credit.

          "Subsidiary" of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

          "Taxes" is defined in Section 13.01(a).

          "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; or (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.

          "Transaction Costs" means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Loan Documents.

          "Transaction Documents" means the Loan Documents and the Receivables Purchase Documents.

          "Trustee" means Bankers Trust Company, as Trustee under the Securitization Indenture.

          "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

          "Unused Commitment Fee" is defined in Section 4.03(b).

          "Wholly-Owned Subsidiary" means a corporation (i) one hundred percent (100%) of the Capital Stock of which is owned by the Borrower and/or any Subsidiary of the Borrower or (ii) greater than ninety-eight percent (98%) of the Capital Stock of which is owned by the Borrower or a Subsidiary of the Borrower and the remainder of which Capital Stock is owned by a nominee of the Borrower or such Subsidiary solely to comply with the Requirements of Law of the jurisdiction governing such corporation's organization and existence.

          1.02. Special Purpose Defined Terms. (a) Certain Senior Note Definitions. (i) Notwithstanding the definitions of the following terms set forth in Section 1.01, such terms shall have the following meanings solely for the purposes stated in this Agreement by reference to this
Section 1.02:

          "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

          "Consolidated EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income (as defined in Section 1.02) and
(ii) to the extent Consolidated Net Income (as defined in Section 1.02) has been reduced thereby, (a) all income taxes of the Borrower and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (b) Consolidated Interest Expense (as defined in Section 1.02) and (c) Consolidated Non-cash Charges less any Consolidated Non-cash Income increasing Consolidated Net Income (as defined in Section 1.02) for such period, all as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, the sum of, without duplication, (i) the aggregate of the interest expense of the Borrower and Restricted Subsidiaries and Permitted Joint Ventures for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and amortization or write-off deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower, Restricted Subsidiaries and Permitted Joint Ventures during such period as determined on a consolidated basis in accordance with GAAP, provided that amounts to be included in clauses (i) and (ii) above with respect to Permitted Joint Ventures not constituting Restricted Subsidiaries shall be the product of the amounts computed in accordance with GAAP and the percentage of the total outstanding shares of Capital Stock of such Permitted Joint Venture held by the Borrower or any Restricted Subsidiary.

          "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Borrower and Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Borrower or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by the Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any other Person, other than a Restricted Subsidiary, (except in the case of (d) and (e) to the extent of cash dividends or distributions paid to the Borrower or to a Wholly-Owned Restricted Subsidiary by the Borrower), (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income (as defined in Section 1.02) accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the Borrower by consolidation or merger or as a transferee of the Borrower's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. Nothing contained in this definition shall be deemed to permit any consolidation, merger or transfer of assets of the Borrower other than as permitted in Article IX.

          (ii) The following terms shall have the following meanings when used in this Agreement:

          "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation. Nothing contained in this definition shall be deemed to permit any merger or consolidation other than as permitted in Article IX.

          "Asset Acquisition" means (i) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Borrower or any Restricted Subsidiary or (ii) the acquisition by the Borrower or any Restricted Subsidiary of the assets of any other Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business. Nothing contained in this definition shall be deemed to permit any Investment other than as permitted in Article IX.

          "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Borrower or any of its Restricted Subsidiaries (including any sale and leaseback transaction but excluding any such transaction consummated within 180 days after the purchase of assets sold, if the proceeds of the sale are used to pay all or a portion of the costs of the transaction) to any Person other than the Borrower, a wholly-owned Restricted Subsidiary or any Permitted Joint Venture of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property of the Borrower or any Restricted Subsidiary other than in the ordinary course of business, in either case, other than pursuant to a transaction or series of transactions for which the Borrower or the Restricted Subsidiaries receive aggregate consideration of less than $250,000; the sale, lease, conveyance, disposition or other transfer of all or substantially all of the property of the Borrower as permitted under the "Merger, Consolidation and Sale of Assets" covenant of the Senior Notes Indenture; or the sale, conveyance or other transfer of accounts receivable in connection with the Securitization Program. Nothing contained in this definition shall be deemed to permit any sale, assignment, transfer, lease, conveyance or other disposition of property other than as permitted in Article IX.

          "Capitalized Lease Obligations" means the obligations of the Borrower and its Subsidiaries under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four (4) full Fiscal Quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. For purposes of this definition, "Consolidated EBITDA" shall have the meaning set forth in
Section 1.02. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio, refer to Section 1.02(b).

          "Consolidated Fixed Charges" for any period means the sum, without duplication, of (i) "Consolidated Interest Expense" (as defined in Section 1.02), plus (ii) the product of (x) the amount of all dividend payments on any senior of preferred stock of the Borrower (other than dividends pain in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the Borrower, expressed as a decimal.

          "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Borrower and Restricted Subsidiaries reducing Consolidated Net Income (as defined in Section 1.02) determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

          "Consolidated Non-cash Income" means, with resepct to any Person, for any period, the aggregate amount of revenue of such Person and its Restricted Subsidiaries increasing the Consolidated Net Income (as defined in Section 1.02) of such Person and its Restricted Subsidiaries that will not result in the future receipt of cash by such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding any such revenue constituting an extraordinary item).

          "Issue Date" means the date of the original issuance of the Senior Notes.

          "Permitted Joint Ventures" means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) if (i) no Affiliate (as defined in Section 1.02) of the Borrower or a Restricted Subsidiary (other than another Restricted Subsidiary) has an investment in such Person, (ii) such Person is engaged in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the date of the Senior Notes Indenture (or any reasonable extensions or expansions thereof or any business ancillary thereto or supportive thereof), (iii) the Borrower and/or any Restricted Subsidiaries at all times owns at least 25% of the total outstanding shares of Capital Stock of such Person entitled to participate in distributions in respect of the earnings, sale or liquidation of such Person, (iv) immediately after giving effect to such Investment on a pro forma basis (to give effect to the contribution of any property or assets to such Person or Indebtedness incurred to fund such Investment or otherwise) the Borrower could incur at least $1.00 of additional Indebtedness in accordance with the provisions of Section 9.01 (other than clauses (a) through (l) thereof), and (v) no default with respect to any Indebtedness of such Person or any Subsidiary of such Person (including any right which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Borrower or Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity.

          "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Borrower pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

          "Qualified Capital Stock" means any Capital Stock which is not, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Obligations.

          "Restricted Subsidiary" means any Subsidiary of the Borrower which is not (i) Dyn Funding or a Subsidiary of the Borrower that at the time of determination shall be or continue to be designated an "Unrestricted Subsidiary" of the Borrower by the Board of Directors of the Borrower in the manner provided hereinbelow or (ii) a Subsidiary of an "Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower to be an "Unrestricted Subsidiary" unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (a) the Borrower certifies to the Agent that such designation complies with the "Limitation on Restricted Payments" covenant of the Senior Notes Indenture and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. The Board of Directors may designate any "Unrestricted Subsidiary" to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness in accordance with Section 9.01 (other than clauses (a) through (l) thereof) and (y) immediately before and immediately after giving effect to such designation, no Potential Event of Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Agent by promptly filing with the Agent a copy of the Board of Directors' Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. All Restricted Subsidiaries as of the Closing Date are identified on
Schedule 1.02 attached hereto and made a part hereof.

          "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Borrower of which all outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Borrower or any Wholly Owned Restricted Subsidiary.

          (b) Calculation Explanations. (i) For purposes of calculation of the Consolidated Fixed Charge Coverage Ratio, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect, on a pro forma basis for the period of such calculation, to (i) the incurrence or repayment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or a Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (as defined in Section 1.02) (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income" (as defined in Section 1.02)) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Borrower or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed

Indebtedness. Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          (ii) When calculating Consolidated Interest Expense (as defined in
Section 1.02), Dyn Funding shall be treated as a Restricted Subsidiary.

          (iii) When calculating Consolidated Net Income (as defined in Section 1.02), Dyn Funding shall be treated as a Restricted Subsidiary.

          (iv) When calculating Consolidated Non-cash Income, Dyn Funding shall be treated as a Restricted Subsidiary.

          1.03. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period; provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month and further provided that Fiscal Months and Fiscal Quarters for the Borrower and its Subsidiaries, respectively, shall end on the dates set forth in Schedule 1.01.1 for such Persons.

          1.04. Accounting Terms. Subject to Section 14.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

          1.05. Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS
                              AND LETTERS OF CREDIT

          2.01. Revolving Credit Facility. (a) Availability. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Loan" and, collectively, the "Loans") to the Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Revolving Credit Termination Date, in an amount not to exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time. All Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this
Section 2.01(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date; provided, however, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Loans to the extent necessary to reduce the aggregate outstanding principal amount of the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as in effect from time to time.

          (b) Notice of Borrowing. When the Borrower desires to borrow under this Section 2.01, it shall deliver to the Agent a Notice of Borrowing, signed by it, (i) on the Closing Date, in the case of a Borrowing of Loans on the Closing Date and (ii) no later than 11:00 a.m. (New York time) (A) on the Funding Date therefor, in the case of a Borrowing of Base Rate Loans after the Closing Date and (B) at least three (3) Business Days in advance of the proposed Funding Date therefor, in the case of a Borrowing of Eurodollar Rate Loans after the Closing Date. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) the Revolving Credit Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (v) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, and (vi) instructions for the disbursement of the proceeds of the proposed Borrowing. The Loans made on the Closing Date shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Rate Loans, in the manner provided in Section 4.01(c) and subject to the conditions therein set forth and in Section 4.02. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Closing Date), the Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(b), if the Borrower confirms such notice by delivery of the required Notice of Borrowing to the Agent by facsimile transmission promptly, but in no event later than 2:00 p.m. (New York time) on the same day, the original of which facsimile copy shall be delivered to the Agent within three
(3) days after the date of such transmission. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.01(b) shall be irrevocable.

          (c) Making of Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.01(b) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Borrowing. Each Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrower to be made as Loans with the Agent at its office in New York, New York, in immediately available funds, (A) on the Closing Date with respect to the Borrowing of Loans on such date specified in the initial Notice of Borrowing and (B) not later than 12:00 noon (New York time) on any other Funding Date for Loans. Subject to the fulfillment of the conditions precedent set forth in Section 5.01 or Section 5.02, as applicable, the Agent shall promptly make the proceeds of such amounts received by it available to the Borrower at the Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding
Date) and shall promptly deposit such proceeds to the Borrower's disbursement Account No. 4067-7374 at Citibank. The failure of any Lender to deposit the amount described above with the Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 5.01 or 5.02, as applicable, are not fulfilled as of the proposed Funding Date for any Borrowing, the Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

          (ii) Unless the Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Loans that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Agent on the Funding Date therefor, and the Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrower by the Agent but are not in fact deposited with the Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrower agrees to repay, to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Agent, (A) in the case of the Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Federal Funds Rate for the first three (3) Business Days, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Agent shall promptly pay to the Borrower such corresponding amount. This Section 2.01(c)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date or prejudice any rights the Borrower may have against such defaulting Lender.

          (d) Revolving Credit Termination Date. The Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date. All outstanding Revolving Credit Obligations shall be paid in full on the Revolving Credit Termination Date.

          (e) Maximum Revolving Credit Facility. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate principal Revolving Credit Obligations exceed the amount of the Revolving Credit Commitments in effect from time to time, as reduced by the amount of each permanent reduction of the Revolving Credit Commitments made pursuant to Section 3.01.

          2.02. Authorized Officers and Agents. On the Closing Date the Borrower shall deliver, and from time to time thereafter the Borrower may deliver, to the Agent an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request Loans and Letters of Credit, and to request a conversion/continuation of any Loan, in each instance containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Agent and Lenders shall be entitled to rely conclusively on such officer's, employee's, or agent's authority to request such Loan or such conversion/continuation until the Agent and Lenders receive written notice to the contrary. None of the Agent or the Lenders shall have any duty to verify the authenticity of the signature appearing on any such Officer's Certificate, written Notice of Borrowing or Notice of Conversion/Continuation, or any other document, and, with respect to an oral request for such a Loan or such conversion/continuation, the Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Agent or such Lender believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower.

          2.03. Use of Proceeds of Loans. The proceeds of the Loans shall be used for working capital and capital expenditures in the ordinary course of the respective businesses of the Borrower and its Subsidiaries or for other lawful general corporate purposes of the Borrower and its Subsidiaries not prohibited hereunder and related fees and expenses.

          2.04. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Bank hereby agrees to issue for the account of the Borrower, or for the account of any of the Borrower's Subsidiaries if the Borrower is jointly and severally liable for reimbursement of amounts drawn under such Letter of Credit, one or more Letters of Credit, subject to the following provisions:

          (a) Types and Amounts. The Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit at any time:

          (i) if the aggregate Letter of Credit Obligations with respect to the Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon the Issuing Bank;

          (ii) if the Issuing Bank receives written notice from the Agent at or before 11:00 a.m. (New York time) on the date of the proposed issuance, amendment or extension of such Letter of Credit that (A) immediately after giving effect to the issuance, amendment or extension of such Letter of Credit, the Revolving Credit Obligations at such time would exceed the Revolving Credit Commitments at such time, or (B) one or more of the conditions precedent contained in Sections 5.01 or 5.02, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to the Issuing Bank by the Agent (and the Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 5.01 or 5.02, as applicable, have been satisfied);

          (iii) which has an expiration date later than the date one (1) year after the date of issuance (without regard to any automatic renewal provisions thereof); or

          (iv) which is in a currency other than Dollars unless otherwise agreed by the Issuing Bank and Agent and provision satisfactory to the Issuing Bank and Lenders is made for the Borrower to bear the risk of currency fluctuations.

          (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 5.01 and 5.02, as applicable, the obligation of the Issuing Bank to issue, amend or extend any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) if the Issuing Bank so requests, the Borrower or, in the case of Letters of Credit issued for the account of any of the Borrower's Subsidiaries, the Borrower and such Subsidiary shall have executed and delivered to the Issuing Bank and the Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof; and

          (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

          (c) Issuance of Letters of Credit. (i) The Borrower shall give the Issuing Bank and the Agent written notice that it requests the Issuing Bank to issue a Letter of Credit not later than 11:00 a.m. (New York time) on the third
(3rd) Business Day preceding the requested date for issuance thereof under this Agreement, or such shorter notice as may be acceptable to the Issuing Bank and the Agent. Such notice shall be irrevocable unless and until such request is denied by the Issuing Bank or the Issuing Bank receives written notice from the Borrower to hold, cancel or amend the proposed Letter of Credit prior to the issuance thereof and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit is solely for the account of the Borrower or the name of the Subsidiary of the Borrower which is jointly and severally applying for such Letter of Credit, (C) the stated amount of the Letter of Credit requested, (D) the effective date (which shall be a Business Day) of issuance of such Letter of Credit, (E) the date on which such Letter of Credit is to expire (which, except to the extent otherwise provided in Section 2.04(a)(iii), shall be a Business Day), (F) the Person for whose benefit such Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit, (H) the Revolving Credit Commitments at such time, and (I) the amount of the then outstanding Letter of Credit Obligations. The Issuing Bank shall notify the Agent immediately upon receipt of a written notice from the Borrower requesting that a Letter of Credit be issued, or that an existing Letter of Credit be extended or amended and, upon the Agent's request therefor, send a copy of such notice to the Agent.

          (ii) The Issuing Bank shall give (A) the Lenders written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit and (B) promptly after issuance thereof, provide the Agent and the Borrower with a copy of each Letter of Credit issued and each amendment thereto.

          (d) Reimbursement Obligations; Duties of the Issuing Bank. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

          (A) the Borrower shall reimburse, or cause its Subsidiary for whose account a Letter of Credit is issued to reimburse, the Issuing Bank for amounts drawn under such Letter of Credit, in Dollars, no later than the date (the "Reimbursement Date") which is one (1) Business Day after the Borrower receives written notice from the Issuing Bank that payment has been made under such Letter of Credit by the Issuing Bank;

          (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans in accordance with Section 4.01(a) from the date of the relevant payment under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable to Base Rate Loans in accordance with Section 4.01(d); and

          (C) the Issuing Bank may, at its option, honor a drawing under any Letter of Credit by paying the amount of such drawing to the beneficiary thereunder in cash.

          (ii) The Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower or its applicable Subsidiary on account of a Reimbursement Obligation (which notice the Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

         (iii) No action taken or omitted in good faith by the Issuing Bank under or in connection with any Letter of Credit shall put the Issuing Bank under any resulting liability to any Lender, the Borrower or any of its Subsidiaries except for actions taken or omitted resulting from gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction, or, so long as it is not issued in violation of Section 2.04(a), relieve any Lender of its obligations hereunder to the Issuing Bank. Solely as between the Issuing Bank and the Lenders, in determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

          (e) Participations. (i) Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this
Section 2.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share, including, without limitation, all obligations of the Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor and guaranty pertaining thereto.

          (ii) If the Issuing Bank makes any payment under any Letter of Credit and the Borrower or the Subsidiary of the Borrower for whose account the Letter of Credit was issued does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender's Pro Rata Share of such payment, and the Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Agent for the Issuing Bank's account, pursuant to this Section 2.04(e). All amounts so paid to the Issuing Bank shall be deemed to constitute Loans. If a Lender does not make its Pro Rata Share of the amount of such payment available to the Agent, such Lender agrees to pay to the Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first three (3) Business Days after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable to Base Rate Loans in accordance with Section 4.01(a). The failure of any Lender to make available to the Agent for the account of the Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Bank such other Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent.

          (iii) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has previously received payments from any Lender for the account of Issuing Bank pursuant to this Section 2.04(e), the Issuing Bank shall promptly pay to the Agent and the Agent shall promptly pay to such Lender an amount equal to such Lender's Pro Rata Share thereof. Each such payment shall be made by the Issuing Bank or the Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

          (iv) Upon the request of any Lender, the Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which the Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

          (v) The obligations of a Lender to make payments to the Agent for the account of the Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of the Issuing Bank, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Sections 5.01 and 5.02, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

          (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (B) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

          (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

          (E) any failure by the Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or

          (F) the occurrence of any Event of Default or Potential Event of Default.

          (f) Payment of Reimbursement Obligations; Provision of Cash Collateral. (i) The Borrower unconditionally agrees to pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to the Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank or any other Person.

          (ii) In the event any payment by the Borrower or such Subsidiary received by the Issuing Bank with respect to a Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

          (iii) The Borrower unconditionally agrees to deliver to the Agent, on the Revolving Credit Termination Date, for the benefit of the Issuing Bank and Lenders, Cash Collateral in an amount equal to the sum of (A) one hundred three percent (103%) of the sum of the undrawn face amount of all Letters of Credit
(1) outstanding (whether presented for payment or not) on the Revolving Credit Termination Date plus (2) which expired, undrawn, within the thirty (30) days immediately preceding the Revolving Credit Termination Date, plus (B) fees payable over the unexpired terms of such Letters of Credit, which cash Collateral with respect to a respective Letter of Credit shall be retained by the Agent until such Letter of Credit has expired or been paid and returned to the Issuing Bank. All Cash Collateral held by the Agent pursuant to this Section 2.04(f) shall be held by the Agent in a Cash Collateral Account and all interest earned on such Cash Collateral shall be the property of the

Borrower and shall be paid to the Borrower quarterly and on the date such Cash Collateral is no longer required hereunder.

          (g) Issuing Bank Charges. The Borrower shall pay, or cause its Subsidiary for whose account a Letter of Credit is issued to pay, to the Issuing Bank, solely for its own account, the standard charges assessed by the Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrower's or such Subsidiary's account, as applicable, as may be agreed upon prior to issuance of such Letters of Credit by the Borrower and the Issuing Bank. In no event shall the Issuing Bank be relieved of its obligation to issue Letters of Credit in accordance with the terms of this Agreement based upon the Borrower's not agreeing to any such other compensation in addition to the aforesaid standard charges.

          (h) Issuing Bank Reporting Requirements. The Issuing Bank shall, (i) no later than 11:00 a.m. on the first Business Day following the last day of each calendar month, provide to the Agent, and (ii) promptly after receipt of a request therefor from the Borrower or any Lender, provide to such requesting Person, separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued as Letters of Credit, in form and substance reasonably satisfactory to the Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each day in such calendar month and, to the extent not otherwise provided in accordance with the provisions of
Section 2.04(c)(ii), any information requested by the Agent or the Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

          (i) Indemnification; Exoneration. (i) In addition to all other amounts payable to the Issuing Bank, the Borrower hereby agrees to defend, indemnify, and save the Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority. In no event shall the Issuing Bank be liable to the Borrower or any Lender for consequential or special damages.

         (ii) As between the Borrower and any of its Subsidiaries for whose account a Letter of Credit is issued on the one hand and the Agent, the Lenders and the Issuing Bank on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Issuing Bank and the Lenders shall not be responsible for: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) any consequences arising from causes beyond the control of the Agent, the Issuing Bank or the Lenders.

          (j) Obligations Several. The obligations of the Issuing Bank and each Lender under this Section 2.04 are several and not joint, and no Lender shall be responsible for the obligation of the Issuing Bank to issue Letters of Credit or for the obligation of any other Lender to participate in Letters of Credit hereunder.

                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

          3.01.  Prepayments; Reductions in Commitments.

           (a) Voluntary Prepayments/Reductions. (i) Notice. The Borrower may repay Loans, without prior written notice to the Agent or any Lender, at any time and from time to time; provided, however, Eurodollar Rate Loans may only be prepaid (A) in whole or in part on the expiration date of the then applicable Eurodollar Interest Period, upon at least three (3) Business Days' prior written notice to the Agent (which the Agent shall promptly transmit to each Lender), or
(B) otherwise upon payment of the amounts described in Section 13.05. Any notice of prepayment given to the Agent under this Section 3.01(a)(i) shall specify the Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepayment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.

          (ii) Voluntary Revolving Credit Commitment Reductions. The Borrower, upon at least three (3) Business Days' prior written notice to the Agent (which the Agent shall promptly transmit to each Lender), shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that the Borrower shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any notice of termination or reduction given to the Agent under this Section 3.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the date specified in such notice.

          (b) Mandatory Prepayments. (i) No later than the Business Day next succeeding any day when the Revolving Credit Obligations exceed the Revolving Credit Commitments then in effect, the Borrower shall make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in an amount equal to the amount of such excess as required pursuant to Section 2.01(a).

          (ii) On the 365th day after the Borrower's or any Subsidiary of Borrower's receipt of Net Cash Proceeds of Sale from the sale, transfer or other disposition of property in a single transaction or series of related transactions in any Fiscal Year, the Borrower shall make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such Net Cash Proceeds of Sale.

          (iii) On the 366th day after the Borrower's or any Subsidiary of the Borrower's receipt of any Net Cash Proceeds of Issuance of Equity Securities, the Borrower shall make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in an amount equal to that portion of such Net Cash Proceeds of Issuance of Equity Securities which is not used, within 365 days after the Borrower's or such Subsidiary's receipt thereof, to repay Funded Debt or to make an investment in, or acquire assets or properties that will be used in the business of the Borrower and its Subsidiaries or in a business reasonably related thereto.

          (c) No Prepayment Fee. The prepayments and payments described in
Section 3.01(a) may be made without premium or penalty (except as provided in Section 13.05). Designated Prepayments shall be made without premium or penalty (except as provided in Section 13.05); provided, however, that, in the event a Designated Prepayment which is to be applied to a Eurodollar Rate Loan becomes due and payable at a time when no Event of Default exists but on a date which is other than the last day of the Eurodollar Interest Period applicable thereto, the Lenders (i) hereby authorize the Agent to retain the amount of such Designated Prepayment delivered to it for application on such Eurodollar Rate Loan as Cash Collateral therefor until the last day of the Eurodollar Interest Period applicable thereto and to apply such amount to such Eurodollar Rate

Loan only on such last day of such Eurodollar Interest Period and (ii) agree that Borrower's delivery of the amount of such Designated Prepayment to the Agent as aforesaid shall be deemed to have complied with the requirements of
Section 3.01(b). All Cash Collateral held by the Agent pursuant to this Section 3.01(c) shall be held by the Agent in a Cash Collateral Account and all interest earned on such Cash Collateral shall be the property of the Borrower and shall be paid to the Borrower quarterly.

          (d) No Waiver or Consent. Nothing in Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction referenced in clauses (ii) or (iii) above which is not expressly permitted by Article IX.

          (e) Notice. The Borrower shall give the Agent prior written notice or telephonic notice promptly confirmed in writing (each of which the Agent shall promptly transmit to each Lender) when a Designated Prepayment will be made (which date of prepayment shall be no later than the date on which such Designated Prepayment becomes due and payable pursuant to Section 3.01(b)).

          (f)  Application of Designated Prepayments.  Designated
Prepayments shall be allocated and applied as follows:

          (i) to the principal amount of, and accrued and unpaid interest on, the Loans outstanding on the date of such Designated Prepayment until paid in full (or collateralized by Cash Collateral as provided in Section 3.01(c)) and then

          (ii) to the Reimbursement Obligations until paid in full.

In the event the amount of a Designated Prepayment exceeds the amount required to comply with clauses (i) and (ii) above, the amount by which the Designated Prepayment exceeds the required amount, shall be retained by the Borrower.

          (g) Commitment Reduction. On the date each Designated Prepayment described in clause (b)(ii) above is due and payable, the Revolving Credit Commitments shall be automatically and permanently reduced by the aggregate amount of such Designated Prepayment applied to principal of the Loans and Letter of Credit Obligations and held as Cash

Collateral as described in clause (c) above in respect of Eurodollar Rate Loans.

          3.02. Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and other Obligations (including, without limitation, fees and expenses) which are payable to the Agent or any Lender shall be made without condition or reservation of right, and, with respect to payments made other than from application of deposits in the Citibank Collection Account, in immediately available funds, delivered to the Agent not later than 1:00 p.m. (New York time) on the date and at the place due, to such account of the Agent as it may designate, for the account of the Agent or the Lenders, as the case may be; and funds received by the Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 1:00 p.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Agent for the account of the Lenders, or any of them, shall be paid to them by the Agent promptly after receipt thereof.

          (b) Apportionment of Payments. (i) Subject to the provisions of
Section 3.01 and Section 3.02(b)(v), all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Except as provided in Section 3.02(b)(ii) with respect to payments and proceeds of Collateral received after the occurrence of an Event of Default, all such payments and any other amounts received by the Agent from or for the benefit of the Borrower shall be applied:

     (A) first, to pay principal of and interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender other than Citicorp for which the Agent has not then been reimbursed by such Lender or the Borrower,

     (B) second, to pay principal of and interest on any Protective Advance for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders,

     (C) third, to pay (1) the principal of the Loans and Obligations under Hedge Agreements then due and payable and (2) interest on the Loans and, if applicable, Obligations under Hedge Agreements, then due and payable; such payments of principal and interest to be applied, ratably, based on the then outstanding balances of the Loans and Obligations under Hedge Agreements and, with respect to Loans, in the order described hereinbelow,

     (D) fourth, to pay all other Obligations then due and payable, ratably, and

     (E) fifth, as the Borrower so designates.

All such principal and interest payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Eurodollar Interest Periods being repaid prior to those which have later expiring Eurodollar Interest Periods.

         (ii) After the occurrence of an Event of Default and while the same is continuing, the Agent shall apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

     (A) first, to pay principal of and interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender other than Citicorp for which the Agent has not then been reimbursed by such Lender or the Borrower;

     (B) second, to pay principal of and interest on any Protective Advance for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

     (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

     (D) fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

     (E) fifth, to pay interest due in respect of the Loans, ratably, in accordance with the Lenders' respective Pro Rata Shares;

     (F) sixth, to the ratable payment or prepayment of principal outstanding on all Loans and Obligations under Hedge Agreements;

     (G)  seventh, to the ratable payment of all other Obligations; and

     (H) eighth, as the Borrower so designates.

Notwithstanding the foregoing, (i) in the event the Agent is holding Cash Collateral for Reimbursement Obligations, such Cash Collateral shall be applied to such Reimbursement Obligations immediately upon the occurrence of an Event of Default and (ii) in the event the Agent is holding Cash Collateral for Letter of Credit Obligations other than Reimbursement Obligations, such Cash Collateral shall be retained by the Agent until all Letters of Credit have expired (or otherwise been cancelled and returned to the Issuing Bank) undrawn or been drawn upon and the Reimbursement Obligations with respect thereto have been paid in full in cash. All Cash Collateral held by the Agent shall be held in a Cash Collateral Account and all interest thereon shall be the property of the Borrower and shall be paid to the Borrower quarterly. The order of priority set forth in this Section 3.02(b) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, and other Holders as among themselves.

          (iii) Upon the occurrence and during the continuance of an Event of Default under Section 11.01(a), the Agent, in its sole discretion subject only to the terms of this Section 3.02(b)(iii), may pay from the proceeds of Loans made to the Borrower hereunder, following a deemed request by the Borrower as provided in this Section 3.02(b)(iii), all amounts when due and payable by the Borrower hereunder, including, without limitation, amounts due and payable with respect to payments of principal, interest, and fees and all reimbursements for expenses pursuant to Section 14.02. The Borrower hereby irrevocably authorizes the Lenders to make Loans, which Loans shall be Base Rate Loans, in each case, upon notice from the Agent as described in the following sentence for the purpose of paying principal, interest, and fees due from the Borrower, reimbursing expenses pursuant to Section 14.02 and paying any and all other amounts due and payable by the

Borrower hereunder or under the Notes, and the Borrower agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section
2.01 as of the date of the aforementioned notice. The Agent shall request Loans on behalf of the Borrower as described in the preceding sentence by notifying the Lenders by telecopy, telegram or other similar form of transmission (which notice the Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 3.02(b)(iii). On the proposed Funding Date for such Loan, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.01.

          (iv) Subject to Section 3.02(b)(v), the Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

          (v) In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (A) the foregoing provisions of this Section 3.02(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 4.01(c);

          (B) a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.02(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (C) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Loan ("Cure Loans") shall bear interest at the rate applicable to the other Loans comprising such Borrowing and shall be treated as Loans comprising such Borrowing for all other purposes in this Agreement; and

          (D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Loans which are Base Rate Loans shall be applied first, ratably to all such Base Rate Loans constituting Non Pro Rata Loans, second, ratably to such Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to such Base Rate Loans constituting Cure Loans.

          (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (except as set forth in Section 4.02(b)(iii) with respect to payments due on the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

          3.03. Promise to Repay; Evidence of Indebtedness.

          (a) Promise to Repay. The Borrower hereby agrees to pay when due the principal amount of each Loan which is made to it, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. The Borrower shall execute and deliver to each Lender on the Closing Date, which is not then the holder of a Note, a Note evidencing the Loans made by such Lender hereunder and thereafter shall execute and deliver such other Notes as are necessary to evidence Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 14.01.

          (b) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under its respective Note.

          (c) Control Account. The Register maintained by the Agent pursuant to
Section 14.01(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

          (d) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

          3.04. Collections and Collection Account Arrangements. (a) Establishment. From and after such time as the Fixed Charge Coverage Ratio is less than or equal to 1.35 to 1.00, as determined as of the last day of any Fiscal Quarter, the Borrower shall maintain a deposit account at Citibank, N.A. (the "Citibank Collection Account"), into which all proceeds of Collateral shall be deposited by transfer, as and when set forth hereinbelow, from the depository accounts described in Section 8.08 maintained by the Borrower and the Guarantors. The Agent hereby agrees on behalf of itself, the Lenders and the Issuing Bank, that unless and until the Fixed Charge Coverage Ratio is less than or equal to 1.35 to 1.00, the Agent shall not deliver any notice described in
Exhibit I to any depository bank. Borrower shall cause all proceeds of Collateral to be deposited in the aforesaid depository accounts for subsequent transfer, subject to the aforesaid Fixed Charge Coverage Ratio test, to the Citibank Collection Account and such proceeds shall be deemed received by the Borrower or applicable Guarantor and to have been received by the Borrower or such Guarantor as the Agent's trustee. All amounts received by the Agent, whether through payment, deposit in the Citibank Collection Account as described above, or otherwise, will be the sole property of the Agent for the benefit of the Holders and will be (i) deemed received by the Agent for application to the Obligations then due and payable pursuant to Section 3.02 and (ii) thereafter held by the Agent, for the benefit of the Holders, as Cash Collateral for the Obligations, subject to the rights of the Borrower set forth in Section 3.04(b) and the rights of the Agent set forth in Section 3.05.

          (b) Pre-Default Withdrawals from Citibank Collection Account. The Borrower shall have the right to direct disbursements from the Citibank Collection Account, so long as no Event of Default shall have occurred and be continuing or unwaived. Amounts on deposit in the Citibank Collection Account shall be invested in such Cash Equivalents as the Borrower may select as more particularly described in Section 3.04(d).

          (c) Reasonable Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Citibank Collection Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own like property, it being understood that the Agent shall not have any responsibility for taking any steps necessary to preserve rights against any parties with respect to any such funds but may do so at its option. In the event the Agent takes any such steps, it shall provide the Borrower with prompt written notice thereof. All reasonable expenses incurred in connection therewith shall be for the sole account of the Borrower and shall constitute Obligations hereunder.

          (d) Investments. If requested by the Borrower, the Agent shall, so long as no Event of Default shall have occurred and be continuing, from time to time invest funds on deposit in the Citibank Collection Account and accrued interest thereon, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such Investments, in each case in such Cash Equivalents as the Borrower may select. Such funds, interest, proceeds or income which are not so invested or reinvested in Cash Equivalents shall, except as otherwise provided in Section 3.05, be deposited and held by the Agent in the Citibank Collection Account. Neither the Agent nor any Lender shall be liable to the Borrower for, or with respect to, any decline in value of amounts on deposit in the Citibank Collection Account which shall have been invested pursuant to this Section 3.04(d) at the direction of the Borrower. Cash Equivalents from time to time purchased and held pursuant to this
Section 3.04(d) shall constitute Cash Collateral and shall, for purposes of this Agreement, be deemed to be part of the funds held in the Citibank Collection Account.

          3.05. Post-Default Withdrawals from the Citibank Collection Account. Notwithstanding any other provision of this Agreement, unless the Borrower shall have deposited with the Agent Cash Collateral in an amount equal to the Commitments as of the time of such deposit, from and after the occurrence of an Event of Default and for so long as the same is continuing unwaived, neither the Borrower nor any Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Citibank Collection Accounts other than funds in excess of the Obligations then due and payable. The Agent may, at any time after the occurrence and during the continuance of an Event of Default, (a) apply amounts on deposit in the Citibank Collection Account to payment of the outstanding Loans and other Obligations in accordance with Section 3.02(b)(ii) and (b) sell or cause to be sold any Cash Equivalents being held by the Agent in the Citibank Collection Account as Cash Collateral at any broker's board or at public or private sale, in one or more sales or lots, at such price as the Agent may deem best, without assumption of any credit risk, and the purchaser of any or all such Cash Equivalents so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Agent or any Holder may, in its own name or in the name of a designee or nominee, buy such Cash Equivalents at any public sale and, if permitted by applicable law, buy such Cash Equivalents at any private sale. The Agent shall apply the proceeds of any such sale, net of any reasonable expenses incurred in connection therewith, and any other funds deposited in the Citibank Collection Account to the payment of the Obligations in accordance with Section 3.02(b)(ii). The Borrower agrees that any sale of Cash Equivalents conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to such Cash Equivalents shall be deemed to be commercially reasonable and any requirements of reasonable notice shall be met if such notice is given by the Agent within a commercially reasonable time prior to such disposition, the time of delivery of which notice the parties hereto agree shall in no event be required to be greater than ten (10) Business Days before the date of the intended sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived to the extent permitted by law. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                                   ARTICLE IV
                                INTEREST AND FEES

          4.01. Interest on the Loans and other Obligations. (a) Rate of Interest. (i) All Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until paid in full, except as otherwise provided in Section 4.01(d), as follows:

          (A) If a Base Rate Loan, at a rate per annum equal to the sum of (1) the Base Rate, as in effect from time to time as interest accrues plus (2) the applicable Base Rate Margin; and

          (B) If a Eurodollar Rate Loan, at a rate per annum equal to the sum of
     (1) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (2) the applicable Eurodollar Rate Margin.

          (ii) The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Agent; provided, however, the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if (A) such Loan is to be made on the Closing Date or (B) at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

          (b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first day of each calendar quarter for the immediately preceding calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) upon the payment or prepayment thereof in full or in part, if a concurrent reduction in the Commitments is made, and (C) if not theretofore paid in full, on the Revolving Credit Termination Date.

          (ii) Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Eurodollar Interest Payment Date applicable to such Loan,
(B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, on the Revolving Credit Termination Date.

          (c) Conversion or Continuation. (i) The Borrower shall have the option
(A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.02 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Eurodollar Rate Loans under this Section 4.01(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

          (ii) To convert or continue a Loan under Section 4.01(c)(i), the Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued,
(C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrower may give the Agent telephonic notice of any proposed conversion/continuation by the time required under this

Section 4.01(c)(ii), and such notice shall be confirmed in writing delivered to the Agent by facsimile transmission promptly (but in no event later than 5:00 p.m. (New York time) on the same day), the original of which facsimile copy shall be delivered to the Agent within three (3) days after the date of such transmission. Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.

          (d) Default Interest. (i) Notwithstanding the rates of interest specified in Section 4.01(a), effective on the date of the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, (A) the principal balance of all Loans shall bear interest at a rate which is equal to the sum of (1) two percent (2.0%) per annum plus (2) the rate of interest otherwise applicable to such Loans from time to time and (B) to the extent permitted by applicable law, the principal balance of all other Obligations shall bear interest at a per annum rate equal to the sum of (1) the Base Rate, as in effect from time to time as interest accrues plus (2) the then applicable Base Rate Margin plus (3) two percent (2.00%) per annum; provided that, except in the case of an Event of Default arising under Section 11.01(a)(i) or Section 11.01(a)(ii), the Agent shall have given the Borrower written notice of the provisions of this Section 4.01(d) becoming effective.

          (ii) Interest accrued on the principal balance of all Obligations other than the Loans shall be payable in arrears (A) on the first day of each calendar quarter for the immediately preceding calendar quarter, commencing on the first such day following the incurrence of such Obligation and (B) upon payment of such Obligation in full or in part.

          (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan. In computing interest on any other Obligation, the date of incurrence thereof shall be included and the date of payment thereof shall be excluded.

          4.02. Special Provisions Governing Eurodollar Rate Loans. With respect to Eurodollar Rate Loans:

          (a) Amount of Eurodollar Rate Loans. Each Eurodollar Rate Loan shall be for a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount.

          (b) Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.01(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 4.01(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, a "Eurodollar Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

          (i) The Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, a Eurodollar Interest Period of one or three months in duration;

          (ii) In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

          (iii) If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding

     Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

          (iv) The Borrower may not select a Eurodollar Interest Period as to any Loan if such Eurodollar Interest Period terminates later than the scheduled Revolving Credit Termination Date; and

          (v) There shall be no more than three (3) Eurodollar Interest Periods in effect at any one time.

          (c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the "Eurodollar Interest Rate Determination Date"), the Agent shall determine (pursuant to the procedures set forth in the definition of "Eurodollar Rate") the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

          (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Eurodollar Interest Rate Determination Date:

          (i) the Agent is advised by Citibank that deposits in Dollars (in the applicable amounts) are not being offered by Citibank in the London interbank market for such Eurodollar Interest Period; or

          (ii) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed; or

          (iii) the Requisite Lenders advise the Agent that the Eurodollar Rate for Eurodollar Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Lenders' Eurodollar Rate Loans in Dollars and for a period equal to such Eurodollar Interest Period;

then the Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under any provision of Article XIII as a result of the transfer of any such Eurodollar Rate Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

          (f) Affiliates Not Obligated. No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

          4.03. Fees. (a) Letter of Credit Fees. In addition to any charges paid pursuant to Section 2.04(g), the Borrower shall pay to the (i) Issuing Bank a fee (the "Fronting Fee") accruing during the period commencing on the date of issuance of such Letter of Credit and ending on the expiry date of such Letter of Credit equal to one-quarter of one percent (0.25%) of the undrawn face amount of each Letter of Credit and (ii) Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the "Letter of Credit Fee") accruing during the period commencing on the date of issuance of such Letter of Credit and ending on the expiry date of such Letter of Credit at a per annum rate equal to the Eurodollar Rate Margin in effect from time to time minus one-quarter of one percent (0.25%) on the undrawn face amount of each outstanding Letter of Credit, which Fronting Fee and Letter of Credit Fee shall be payable quarterly, in arrears, on the first day of each calendar quarter for the immediately preceding calendar quarter and on the Revolving Credit Termination Date; provided that upon the occurrence of an Event of Default and for so long thereafter as such Event of Default shall be continuing unwaived, the rate at which the Fronting Fee and Letter of Credit Fee would otherwise accrue and be payable shall be increased by two percent (2.0%) per annum.

          (b) Unused Commitment Fee. (i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate of one-half of one percent (0.50%) per annum on the average daily amount by which the Revolving Credit Commitments exceed the Revolving Credit Obligations for the period commencing on the Closing Date and ending on the Revolving Credit Termination Date, such Unused Commitment Fee being payable (A) quarterly, in arrears, on the first day of each calendar quarter for the immediately preceding calendar quarter, commencing on the first day of the calendar quarter next succeeding the Closing Date, and (B) on the Revolving Credit Termination Date.

          (ii) Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any Unused Commitment Fees with respect to its Revolving Credit Commitment until such failure has been cured in accordance with
Section 3.02(b)(v)(B) and (B) until such time, the Unused Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Credit Commitments of such performing Lenders exceeds the outstanding principal amount of the Loans owing to such performing Lenders.

          (d) Amendment Fee. On the Closing Date, the Borrower shall pay to the Agent for the account of the Lenders based on their respective Pro Rata Shares, in consideration of the execution and delivery of this Agreement, a fee in the amount of one-quarter of one percent (0.25%) of the Revolving Credit Commitments.

          (e) Calculation and Payment of Fees. The Unused Commitment Fee, Fronting Fee, and Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All of the fees described in this Section 4.03 shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations, shall be payable to the Agent at its office in New York, New York in immediately available funds, shall constitute Obligations, and shall be secured by the Collateral. All such fees shall be fully earned and nonrefundable when paid.

                                    ARTICLE V
                    CONDITIONS TO LOANS AND LETTERS OF CREDIT

          5.01. Conditions Precedent to the Initial Loans and Letters of Credit. The obligation of each Lender on the Closing Date to make any Loan requested to be made by it, and the obligation of the Issuing Bank on the Closing Date to issue any Letter of Credit requested to be issued by it, shall be subject to the satisfaction of all of the following conditions precedent:

          (a) Documents. The Agent shall have received on or before the Closing Date all of the following:

          (i) this Agreement, the Notes and all other agreements, documents and instruments relating to the loan and other credit transactions contemplated by this Agreement and described in the List of Closing Documents attached hereto as Exhibit F and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Agent; without limiting the foregoing, the Borrower hereby directs its counsel, Brown & Wood, to prepare and deliver to the Agent, the Lenders and Sidley & Austin, the opinion referred to in such List of Closing Documents;

          (ii) the Projections, in form and substance satisfactory to the Agent;

          (iii) an Officer's Certificate executed and delivered by the president or vice president of the Borrower certifying that all conditions precedent have been met and no Potential Event of Default or Event of Default has occurred or is continuing;

          (iv) a Notice of Borrowing dated as of the Closing Date with respect to Loans requested to be made on the Closing Date; and

          (v) such additional documentation as the Agent may reasonably request.

          (b) Perfection of Liens; Lien Search Reports. Evidence that all financing statements relating to the Collateral have been filed or recorded, certificates representing Capital Stock included in the Collateral (and not previously delivered pursuant to the Borrower Pledge Agreement and Guarantor Pledge Agreements) have been delivered to the Agent (with duly executed stock powers) and all recording fees and filing taxes have been paid.

          (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to
(i) enjoin, prohibit or restrain the making of the requested Loans on the Closing Date, or (ii) result in a Material Adverse Effect.

          (d) No Change in Condition. No change in the business, assets, management, operations, or financial condition of the Borrower or any of its Subsidiaries, shall have occurred since February 15, 1997, which change, in the judgment of the Agent, will, or is reasonably likely to, result in a Material Adverse Effect. No change in the corporate or capital structure of the Borrower and its Subsidiaries shall have occurred since February 5, 1997. Except as otherwise disclosed to the Agent in writing prior to the Closing Date, no change in the composition of the Boards of Directors or Responsible Officers of the Borrower or of Borrower's vice presidents acting as heads of its strategic business units shall have occurred after February 15, 1997.

          (e) Financial Statements; Budgets. Borrower shall have delivered to the Lenders its most recently audited and unaudited Financial Statements and five-year budgets for the Borrower and the Guarantors, in each case satisfactory to the Agent and the Lenders.

          (f) No Market Changes. Since January 15, 1997, no material adverse change shall have occurred in the loan syndication, financial or capital markets conditions generally that, in the judgment of the Agent, would materially impair syndication of the Revolving Credit Commitments.

          (g) No Default. No "Event of Default" or "Potential Event of Default" (in each case as defined in the

1996 Credit Agreement) shall have occurred and be continuing unwaived and no Event of Default or Potential Event of Default hereunder shall have occurred and be continuing or would result from the making of the Loans.

          (h) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

          (i) Litigation. No litigation shall be pending or threatened nor shall any claim have been made with respect to any aspect of the transactions contemplated by this Agreement and the other Loan Documents.

          (j) Fees and Expenses Paid. There shall have been paid to the Agent, for the accounts of the Lenders and the Agent, as applicable, all fees and expenses due and payable on or before the Closing Date, including, without limitation, all fees and expenses due and payable under the 1996 Credit Agreement.

          5.02. Conditions Precedent to All Subsequent Loans and Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it on any Funding Date and of the Issuing Bank to issue any Letter of Credit requested to be issued by it on any day after the Closing Date is subject to the following conditions precedent as of each such date, both before and after giving effect to the Loans to be made, or Letters of Credit to be issued, on such date:

          (a) Representations and Warranties. All of the representations and warranties of the Borrower contained in Section 6.01 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects.

          (b) No Defaults. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan.

          (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received from any Lender notice that, in the judgment of such Lender, litigation is pending or threatened which is reasonably likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender's making of the requested Loan.

          (d) No Material Adverse Effect. No event shall have occurred since the date of this Agreement which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

Each submission by the Borrower to the Agent of a Notice of Borrowing with respect to any Loan or a Notice of Conversion/Continuation with respect to any Loan, each acceptance by the Borrower of the proceeds of each Loan made, converted or continued hereunder, and each submission of an application for a Letter of Credit and acceptance by the Borrower of delivery of a Letter of Credit issued shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan, the date of conversion or continuation, the date of such application and the date of issuance of a Letter of Credit that all the conditions contained in this Section 5.02 have been satisfied or waived in accordance with Section 14.07.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

          6.01. Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower described herein, the Borrower hereby represents and warrants to each Lender and the Agent that the following statements are true, correct and complete:

          (a) Organization; Corporate Powers. (i) The Borrower and each Material Subsidiary (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse

Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the states of Minnesota and New Jersey, and (D) has all requisite corporate power and authority to own, operate and (in the case of the Borrower) encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.

          (ii) As of the Closing Date, true, correct and complete copies of the Organizational Documents identified on Schedule 6.01-A attached hereto have been delivered to the Agent, each of which is in full force and effect, has not been modified or amended except to the extent indicated therein and, to the best of the Borrower's knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

          (b) Authority. (i) The Borrower and each Guarantor has the requisite corporate power and authority (A) to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement on or prior to the Closing Date and (B) to file or record the Loan Documents which have been filed or recorded by it as required by this Agreement on or prior to the Closing Date, with any Governmental Authority.

          (ii) The execution, delivery, performance and filing or recording, as the case may be, of each of the Loan Documents which have been executed, filed or recorded as required by this Agreement on or prior to the Closing Date and to which the Borrower or Guarantor is party and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and Guarantors and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or any Guarantor are necessary to consummate such transactions.

          (iii) Each of the Loan Documents to which the Borrower or any Guarantor is a party (A) has been duly executed, delivered, filed or recorded, as the case may be, by it, (B) where applicable, creates valid Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby, which Liens will be perfected upon the Agent's filing appropriate financing statements with respect thereto or taking possession of the underlying Collateral as may be required under the applicable Requirements of Law, (C) constitutes the Borrower's or respective Guarantor's (as applicable) legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (D) is in full force and effect. To the best of Borrower's knowledge, there are no Liens against any of the Collateral which would be senior to the Liens granted under the Borrower Pledge Agreement or the Borrower Security Agreement, other than Liens permitted by Section 9.03. Each of the Borrower and the Guarantor parties to the Loan Documents have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date (except to the extent waived by the required party(ies) to this Agreement), all filings and recordings and other actions on the part of the Borrower which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Potential Event of Default or Event of Default exists thereunder.

          (c) Subsidiaries; Ownership of Equity Securities. Schedule 6.01-C attached hereto, as amended from time to time as required under Section 7.12,
(i) contains a diagram indicating the corporate structure of the Borrower and its Subsidiaries and a list of all other Persons in which the Borrower or any of its Subsidiaries holds a direct or indirect partnership, joint venture or other equity interest and indicates the nature of such interest with respect to each Person included on such list; and (ii) accurately sets forth (A) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation or otherwise and (B) the authorized, issued and outstanding shares or interests of each class of equity Securities of the Borrower and each of its Subsidiaries and the owners of such shares or interests. None of the issued and outstanding equity Securities of any Material Subsidiary is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Equity Securities Options) outstanding with respect to such equity Securities. The outstanding equity Securities of each Material Subsidiary are free and clear of any Liens other than those contemplated by the Loan Documents. The outstanding equity Securities of the Borrower and each of the Material Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not Margin Stock.

          (d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Guarantor is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any such Guarantor, (ii) constitute a tortious interference with any Contractual Obligation of such Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrower or any such Guarantor, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, singly or in the aggregate, will, or is reasonably likely to, result in a Material Adverse Effect or is reasonably likely to subject the Agent or any of the Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Guarantor, other than Liens contemplated by the Loan Documents, or (iv) require any approval of the Borrower's or any such Guarantor's shareholders, equity holders or members, as the case may be, which has not been obtained.

          (e) Governmental Consents. Except as set forth on Schedule 6.01-E attached hereto, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given and (ii) filings necessary to create or perfect security interests in the Collateral.

          (f) Governmental Regulation. Neither the Borrower, nor any Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby or by the Loan Documents.

          (g) Restricted Junior Payments. Since January 1, 1997, neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except as permitted under the 1996 Credit Agreement, pursuant to Section 9.06 of this Agreement, or as otherwise described on
Schedule 6.01-G.

          (h) Financial Position. Complete and accurate copies of the Borrower's Annual Report on Form 10-K (including audited financial statements) for each of the Fiscal Years ended December 31, 1995 and December 31, 1996 have been delivered to the Agent. All Financial Statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of the Borrower and its Subsidiaries as at the respective dates thereof. Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for any taxes, long-term leases or commitments, not permitted by the terms of Article IX, not reflected in the audited Financial Statements delivered to the Agent on or prior to the Closing Date as aforesaid, or not otherwise disclosed to the Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

          (i) Projections. Projections have been delivered to the Agent on or before the Closing Date which, as of the Closing Date, are reasonable based on the information available to the Borrower at the time so furnished and which were prepared based on assumptions reviewed by the Agent.

          (j) Indebtedness. Schedule 1.01.7 sets forth, as of the Closing Date, all Funded Debt in an aggregate amount of $1,000,000 or more and there are no defaults in the payment of principal or interest (after giving effect to any applicable grace periods) on any such Funded Debt and no payments thereunder have been deferred or extended beyond their stated maturity (except as disclosed on such Schedule).

          (k) Litigation; Adverse Effects. Except as set forth in Schedule 6.01-K attached hereto, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (i) challenging the validity or the enforceability of any of the Transaction Documents, (ii) which will, or is reasonably likely to, result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a criminal penalty. There is no material loss contingency within the meaning of GAAP as of the Closing Date; nor, from and after the Closing Date, any material loss contingency within the meaning of GAAP as of the date of the Borrower's annual consolidated Financial Statements or the date of the Borrower's filings with the Commission which has not been reflected in such annual audited consolidated Financial Statements of the Borrower or filings with the Commission. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will result, or is reasonably likely to result, in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will, or is reasonably likely to, result in a Material Adverse Effect.

          (l) No Material Adverse Effect. Other than as otherwise disclosed in the Schedules attached hereto and the filings made with the Commission and referenced in this Agreement, since December 31, 1995, there has occurred no event which has resulted, or is reasonably likely to result, in a Material Adverse Effect.

          (m) Tax Examinations. The IRS has examined the Borrower's consolidated federal income tax returns for all tax periods prior to and including the taxable year ending December 31, 1993. All deficiencies which have been asserted against the Borrower or any Material Subsidiary as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated Financial Statements to the extent, if any, required by GAAP. Neither the Borrower nor any of the Material Subsidiaries has taken any reporting positions for which it does not have a reasonable basis and does not anticipate any further material tax liability (which has not been reserved for in the Borrower's consolidated Financial Statements to the extent, if any, required by
GAAP) with respect to the years which have not been closed pursuant to applicable law.

          (n) Payment of Taxes. All material tax returns and reports of each of the Borrower and the Material Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 8.04 or do not exceed $250,000 and (ii) non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of the Material Subsidiaries that will, or is reasonably likely to, result in a Material Adverse Effect.

          (o) Performance. No Responsible Officer has any actual knowledge, that the Borrower or any of the Material Subsidiaries has received any notice, citation, or allegation, nor has actual knowledge, that (i) the Borrower or any Material Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any Property of the Borrower or any Material Subsidiary is in violation of any Requirement of Law, or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such violation, violations, default or defaults, if any, will not, or will not reasonably be likely to, result in a Material Adverse Effect.

          (p) Disclosure. The representations and warranties of the Borrower and Guarantors contained in the Loan Documents, and all certificates and other documents delivered to the Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, taken as a whole, not misleading. The Borrower has not intentionally withheld any fact from the Agent or the Lenders in regard to any matter which will, or is reasonably likely to, result in a Material Adverse Effect.

          (q) Requirements of Law. The Borrower and the Material Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will, or is reasonably likely to, result in a Material Adverse Effect.

          (r) Environmental Matters. (i) Except to the extent that none of the following will result in a Material Adverse Effect or except as disclosed on
Schedule 6.01-R attached hereto, to the knowledge of the Responsible Officers:

          (A) the operations of the Borrower and the Material Subsidiaries comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

          (B) the Borrower and each of the Material Subsidiaries has obtained all environmental, health and safety Permits necessary for its respective operations, all such Permits are in good standing, and the Borrower and each of the Material Subsidiaries are currently in material compliance with all terms and conditions of such Permits;

          (C) none of the Borrower or the Material Subsidiaries or any of their respective present or past Real Property or operations, are subject to or the subject of any judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement arising out of their respective ownership of or operations on any past or present Property and respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law that Borrower or any Material Subsidiary reasonably believes will result in a material expenditure of money;

          (D) neither the Borrower nor any Material Subsidiary has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant where remedial action has not been, or is not being, conducted to the satisfaction of the appropriate Governmental Authority; (II) under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law where such violation has not been, or is not being, corrected to the satisfaction of the appropriate Governmental Authority;

          (E) none of the Borrower's or the Material Subsidiaries' present or past Real Property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

          (F) neither the Borrower nor any of the Material Subsidiaries has sent or directly arranged for the transport of any waste generated as a result of their respective operations to any current or proposed NPL site, CERCLIS or any similar state list of sites requiring Remedial Action;

          (G) there is not now in connection with or resulting from Borrower's or any Material Subsidiary's operations, nor, has there ever been on or in any of the Real Property (I) any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent, (II) any landfill, waste pile, underground storage tank or surface impoundment, (III) any asbestos-containing material, or (IV) a Release of any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment;

          (H) neither the Borrower nor any Material Subsidiary has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment;

          (I) there have been no Releases of any Contaminants to the environment from any Real Property except in compliance with Environmental, Health or Safety Requirements of Law, or which have not been corrected to the satisfaction of the appropriate Governmental Authorities;

          (J) no Environmental Lien has attached to any Property owned by the Borrower or any Material Subsidiary;

          (K) none of the Real Property owned by the Borrower or a Material Subsidiary is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and the Material Subsidiaries have fully complied with the requirements of such acts.

          (ii) Except as otherwise disclosed on Schedule 6.01-R, the Borrower and each of the Material Subsidiaries are conducting and will continue to conduct their respective business and operations in material compliance with Environmental, Health or Safety Requirements of Law, and the Borrower and the Material Subsidiaries, taken as a whole, have not been, and have no reason to believe that they will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that will, or are reasonably likely to, result in a Material Adverse Effect.

          (s) ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on
Schedule 6.01-S attached hereto. Each Plan maintained by the Borrower or an ERISA Affiliate which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect either (i) has received a favorable determination letter from the IRS that the Plan is so qualified or (ii) an application for determination of such tax-qualified status will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(a) of the Internal Revenue Code as currently in effect, and the Borrower or an ERISA Affiliate shall diligently seek to obtain a determination letter with respect to such application. Except as identified on Schedule 6.01-S, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. To the knowledge of the plan administrator, the Borrower and each of its Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Internal Revenue Code with respect to all Plans. Except as otherwise disclosed on Schedule 6.01-S, no Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Except as otherwise disclosed on Schedule 6.01-S, neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event, which, in either event, will result in an obligation to pay a material amount of money. Neither the Borrower nor any ERISA Affiliate has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which, singly or in the aggregate, will result in an obligation to pay a material amount of money. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan maintained by the Borrower or an ERISA Affiliate and furnished to the Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any ERISA Affiliate has, within the past five (5) years, made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. The Borrower has made available to the Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the Closing Date and in respect of which the Borrower or any ERISA Affiliate is currently an "employer" as defined in section 3(5) of ERISA, and the most recent summary plan description, actuarial report, and determination letter issued by the IRS filed in respect of each such Benefit Plan in existence; and as to each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of the Borrower or any of its Subsidiaries after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

          (t) Foreign Employee Benefit Matters. Neither the Borrower nor any of its Subsidiaries or ERISA Affiliates maintains or contributes to any Foreign Employee Benefit Plan or Foreign Pension Plan, the maintenance or participation in which, or the failure to comply with

Requirements of Law applicable thereto, will or is reasonably likely to result in a Material Adverse Effect.

          (u) Labor Matters. There are no strikes, lockouts or other grievances relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party which are reasonably likely to result in a Material Adverse Effect.

          (v) Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (w) Solvency. After giving effect to the Loans to be made and Letters of Credit to be issued on the Closing Date or such other date as Loans or Letters of Credit requested hereunder are made or issued, and the disbursement of the proceeds of such Loans pursuant to the Borrower's instructions, the Borrower and its Subsidiaries (on a consolidated basis) and each of the Borrower and Dyn Funding, individually, are Solvent.

          (x) Patents, Trademarks, Permits, Etc. (i) The Borrower and each of the Material Subsidiaries, as applicable, owns, is licensed or otherwise has the lawful right to use, all patents, trademarks, trade names, registered copyrights, technology, know-how, and processes used in or necessary for the conduct of its respective business as currently conducted which are material to its operations and assets, taken as a whole. No claims are pending or, to the best of Borrower's knowledge following diligent inquiry, threatened that the Borrower or any of the Material Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with respect to such patents, trademarks, trade names, copyrights, technology, know-how, and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Borrower or any Material Subsidiary which will, or is reasonably likely to, result in a Material Adverse Effect.

          (ii) The consummation of the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any patents, trademarks, trade names, copyrights, technology, know-how, or processes by the

Borrower or any Material Subsidiary in any manner which will, or is reasonably likely to, result in a Material Adverse Effect.

          (iii) Except to the extent otherwise provided herein, the Borrower and each of the Material Subsidiaries has all Permits necessary for the conduct of its respective business which are material to its operations and assets, except to the extent the failure to have such Permits would not reasonably be likely to result in a Material Adverse Effect.

          (y) Assets and Properties. The Borrower and each of the Material Subsidiaries has good and marketable title to substantially all of the assets and property (tangible and intangible) owned by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 9.03. Substantially all of the assets and property owned by or leased to and used by the Borrower and/or each such Material Subsidiary which is material to the operation of their respective businesses is in adequate operating condition and repair, ordinary wear and tear excepted, is free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and is able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not, or is not reasonably likely to, result in a Material Adverse Effect. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or any Material Subsidiary of the Borrower in and to any of such assets in a manner that would, or is reasonably likely to, result in a Material Adverse Effect.

          (z) Insurance. Schedule 6.01-Z attached hereto accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective property and assets and business of the Borrower and its Material Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect to property and business interruption insurance included on such Schedule, and (vii) a list of claims made thereunder during the immediately preceding three (3) calendar years, under which the amount claimed exceeds, individually, $500,000. On or before the Closing Date, the Borrower made copies of all such insurance policies available to the Agent for review at Borrower's chief executive office. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 8.05 and are in amounts, subject to the limitations of coverage set forth therein, sufficient to cover the replacement value of the respective property and assets of the Borrower and the Material Subsidiaries reasonably anticipated to be subject to a claim thereunder at any given time.

          (aa) Pledge of Capital Stock. The granting of the security interest by
(i) the Borrower in the Capital Stock of the those Subsidiaries identified in the Borrower Pledge Agreement and (ii) certain Guarantors in the Capital Stock of their Subsidiaries identified in the Guarantor Pledge Agreements, in each case, constituting a portion of the Collateral for the benefit of the Holders and the perfection of such security interest, as contemplated by the terms of the Borrower Pledge Agreement and Guarantor Pledge Agreements, is not made in violation of the registration provisions of the Securities Act, any applicable provisions of other federal securities laws, state securities or "Blue Sky" law, or applicable general corporation law or in violation of any other Requirement of Law.

          (bb) Government Contracts. For purposes of the provisions of this Agreement relating solely to Government Contracts only, the term "Material Subsidiary" shall include all Subsidiaries of the Borrower performing Government Contracts with the United States Government worldwide.

          (i) Neither the Borrower nor any of the Borrower's Subsidiaries is party to any Contractual Obligation or subject to any Requirement of Law relating to organizational conflicts of interest between or among the Borrower and its Subsidiaries or otherwise that would result in the termination of any Material Government Contract or that is reasonably likely to impose any material limitation on the

Borrower's or such Material Subsidiary's ability to perform such contract or which is reasonably likely to result in a material adverse effect on the Borrower's or such Material Subsidiary to receive similar Government contracts in the future.

          (ii) To the best of Borrower's knowledge after diligent inquiry, no payment has been made by the Borrower or any of the Material Subsidiaries, or by any Person authorized to act on their behalf, to any Person within the past three (3) years in connection with any Government Contract of the Borrower or any Material Subsidiary, which payment would be a violation of applicable procurement laws or regulations or of the Foreign Corrupt Practices Act or of any other Requirement of Law.

          (iii) With respect to each Government Contract to which the Borrower or any of the Material Subsidiaries is a party, to the best of Borrower's Principals' knowledge, except as set forth on Schedule 6.01-BB, within the last three (3) years: (A) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Borrower or any such Material Subsidiary, in writing, that the Borrower or any Material Subsidiary has breached or violated any material Requirement of Law, or any material certificate or representation, or any material clause which has resulted in a cure notice; and (B) solely with respect to Material Government Contracts, no termination for default is currently in effect pertaining to any such Material Government Contract.

          (iv) Except as otherwise disclosed to the Agent in writing, to the best of Borrower's Principals' knowledge, (A) none of the Borrower or any of the Material Subsidiaries or any of their respective directors or officers is (or during the last five (5) years has been) under civil investigation by the United States Department of Justice or a state attorney general or under criminal investigation by any Governmental Authority, or is under indictment by any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to any activities of the Borrower or any Material Subsidiary of the Borrower under a Government Contract; and (B) during the last five (5) years, none of the Borrower or any of the Material Subsidiaries has made a voluntary disclosure to the United States Government with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract, in each case except (with respect to such matters occurring after the Closing Date) as disclosed to the Lenders.

          (v) Except as otherwise disclosed to the Agent in writing, there exist
(A) no outstanding material claims against the Borrower or any of the Material Subsidiaries, either by the United States Government or by any prime contractors, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (B) no material disputes between the Borrower or any of the Material Subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between the Borrower or any of the Material Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract, which is reasonably likely to result in a Material Adverse Effect.

          (vi) To the best of Borrower's knowledge, none of the Borrower or any of the Material Subsidiaries or any of their respective directors, officers or employees is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

          (cc) No Challenged Costs. To the best of Borrower's knowledge, no cost incurred pertaining to any Government Contract of the Borrower or any of the Material Subsidiaries is the subject of any investigation or has been disallowed by the United States Government or any of its agencies which is reasonably likely to result in a Material Adverse Effect.

          (dd) No Money Withheld. To the Borrower's knowledge, within the past year, no more than $1,000,000 has been withheld or set off for payment of contract debts, as described in Federal Acquisition Regulation Sections 32.611 and 32.612, with respect to any Receivables arising under any Government Contract of the Borrower or any of the Material Subsidiaries, except for retainages contracted for under certain such Government Contracts and, with respect to the year preceding the Closing Date, amounts disclosed to the Agent prior to the Closing Date.

          (ee) Cost Accounting and Property Systems. The cost accounting and property systems with respect to Government Contracts of the Borrower and the Material Subsidiaries are in compliance with all applicable Requirements of Law and Contractual Obligations, except to the extent non-compliance therewith would not be reasonably likely to result in a Material Adverse Effect.

          (ff) Receivables Purchase Transaction. All conditions precedent to, and all consents necessary to permit, the continuing consummation of the transactions contemplated by the Receivables Purchase Documents have been satisfied or delivered, or waived, and no material breach of any term or provision of any Receivables Purchase Document has occurred which is continuing and no action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the consummation of the transactions contemplated by the Receivables Purchase documents or the continued performance of the parties to the Receivables Purchase Documents in accordance with the terms thereof. The terms of the Receivables Purchase Documents continue in effect unmodified since April 18, 1997. The Borrower and its Subsidiaries have complied with all applicable laws and regulatory approval requirements and all contractual approval and consent requirements with respect to the transactions contemplated by the Receivables Purchase Documents, and no material breach of any term or provision of any instrument or document pertaining to the Receivables Purchase Documents has occurred.

                                   ARTICLE VII
                               REPORTING COVENANTS

          The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give their prior written consent thereto:

          7.01. Financial Statements. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating Financial Statements in conformity with GAAP and each of the Financial Statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Agent and the Lenders:

          (a) Quarterly Reports. As soon as practicable, and in any event within fifty (50) days after the end of each of the first three (3) Fiscal Quarters in each Fiscal Year of the Borrower, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period (i) for such Fiscal Quarter and (ii) for the period beginning on the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such periods, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Closing Date or pursuant to Section 7.01(e), as applicable, certified by a Financial Officer as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the Fiscal Quarters of the Borrower indicated, subject to normal year end adjustments.

          (b) Annual Reports. As soon as practicable, and in any event within one hundred (100) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated financial forecast for the current Fiscal Year delivered on the Closing Date or pursuant to Section 7.01(e), as applicable, and (ii) a report with respect to such consolidated Financial Statements of Arthur Andersen LLP or other independent certified public accountants acceptable to the Agent, which report shall be unqualified and shall state that such Financial Statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except for changes with which Arthur Andersen LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such accountants in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

          (c) Officer's Certificate. Together with each delivery of any Financial Statement pursuant to paragraph (a) and (b) of this Section 7.01, (i) an Officer's Certificate of the Borrower substantially in the form of Exhibit G attached hereto and made a part hereof, stating that the Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries during the accounting period covered by such Financial Statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such Person does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto; and (ii) a certificate (the "Compliance Certificate"), signed by a Financial Officer setting forth calculations (with such specificity as the Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article X.

          (d) Accountant's Statement and Privity Letter. Together with each delivery of the Financial Statements referred to in Section 7.01(b), a written statement of the firm of independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters, (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Potential Event of Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such condition or event that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention which causes them to believe that the information contained in either or both of the certificates delivered therewith pursuant to Section 7.01(c) (as the information contained in such certificates relates to the covenants set forth in Article X) is not correct or that the matters set forth in the Compliance Certificate delivered therewith pursuant to
Section 7.01(c)(ii) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement. The statement referred to above shall be accompanied by (x) a copy of the draft management letter or any similar report delivered to the Borrower or to any officer or employee thereof by such accountants in connection with such Financial Statements and (y) a letter in substantially the form of Exhibit H attached hereto and made a part hereof from the Borrower to such accountants informing such accountants that the Lenders are relying upon the Financial Statements audited by such accountants and delivered to the Agent and the Lenders pursuant to Section 7.01(b). The Borrower shall deliver the final executed management letter (a draft of which is referenced in clause (x) above) delivered by such accountants, promptly after its receipt thereof. The Agent and each Lender may, with the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), communicate directly with such accountants.

          (e) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event within forty-five days (45) after the end of each Fiscal Year of the Borrower, a consolidated plan and financial forecast, prepared in accordance with the Borrower's normal accounting procedures applied on a consistent basis, for the five (5) Fiscal Year period of the Borrower commencing in the Fiscal Year in which delivered, including, without limitation,
(i) forecasted consolidated balance sheets and statements of cash flow and income statement of the Borrower for such Fiscal Years, (ii) forecasted consolidated and consolidating statement of cash flow and income statement of the Borrower and its Subsidiaries for and as of the end of each Fiscal Month of such Fiscal Years, (iii) the amount of forecasted Capital Expenditures for such Fiscal Years, and (iv) forecasted compliance with the provisions of Article X, each of the foregoing prepared for each Fiscal Month in the first Fiscal Year of such five Fiscal Year period.

          (f) Monthly Bank Statements. As soon as available after the Agent's request therefor, a copy of each monthly statement prepared by the applicable depositary bank with respect to each of the Borrower's and each Guarantor's depositary accounts identified by the Agent in such request.

          (g) Notices of Indemnities and Warranties. Promptly after entering into a Contractual Obligation under which the Borrower or any Guarantor incurs material obligations or liabilities for any indemnities or warranties outside of the ordinary course of its business, written notice thereof and, to the extent possible, an estimate of the projected amount of such obligation or liability and the time period over which the same is likely to be incurred.

          7.02. Events of Default. Promptly upon any of the chief executive officer or any Financial Officer obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement,
(b) that any Person has given any notice to the Borrower or any Material Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e), or (c) of any condition or event which has resulted, or is reasonably likely to result, in a Material Adverse Effect or affect the value of, or the Agent's interest in, the Collateral in any material respect, the Borrower shall deliver to the Agent and the Lenders an Officer's Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

          7.03. Lawsuits. (a) Institution of Proceedings. Promptly upon a Responsible Officer's obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any of the Property not previously disclosed pursuant to Section 6.01(k), which action, suit, proceeding, governmental investigation or arbitration is reasonably likely to expose, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which are reasonably likely to expose, in the Borrower's reasonable judgment, the Borrower and/or any of its Subsidiaries to liability in an amount or of a nature which could result in a Material Adverse Effect, the Borrower shall give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available, and not subject to attorney-client privilege which would be abrogated by such provision thereof, to enable the each Lender and the Agent and its counsel to evaluate such matters.

          (b) Additional Reports. In addition to the requirements set forth in clause (a) of this Section 7.03, upon the Agent's or Lenders' request therefor, the Borrower shall promptly give written notice of any change in the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) and provide such other information as may be reasonably available to it to enable each Lender and the Agent and its counsel to evaluate such matters.

          7.04. ERISA Notices. The Borrower shall deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (a) within ten (10) Business Days after the Borrower knows or has reason to know that a Termination Event has occurred, a written statement of a Financial Officer describing such Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (b) within ten (10) Business Days after the Borrower knows or has reason to know that an assessment of a prohibited transaction excise tax under Section 4975 of the Internal Revenue Code has occurred which could reasonably be expected to subject the Borrower and/or its Subsidiaries to a liability in excess of $1,000,000, a statement of a Financial Officer describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

          (c) within ten (10) Business Days after a request therefor from the Agent, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

          (d) within ten (10) Business Days after a request therefor from the Agent, copies of the most recent actuarial report received by the Borrower for any Benefit Plan;

          (e) within ten (10) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

          (f) within ten (10) Business Days after the occurrence any increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the Borrower or any ERISA Affiliate was not previously contributing which could reasonably be expected to subject the Borrower and/or its Subsidiaries to a liability in excess of $1,000,000, notification of such increase, establishment or commencement;

          (g) within ten (10) Business Days after the Borrower or any ERISA Affiliate receives notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (h) within ten (10) Business Days after the Borrower receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code which could reasonably be expected to subject the Borrower and/or its Subsidiaries to a liability in excess of $1,000,000, copies of each such notice and letter; and

          (i) within three (3) Business Days after a Responsible Officer obtains knowledge that Borrower or any ERISA Affiliate has failed, to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment where such failure could give rise to a Lien under Section 302(f) of ERISA, a notification of such failure.

For purposes of this Section 7.04, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

          7.05. Environmental Notices. (a) The Borrower shall notify the Agent and the Lenders in writing, promptly upon any Responsible Officer's learning thereof, of any:

          (i) notice or claim to the effect that the Borrower or any Material Subsidiary is or is reasonably likely to be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment which could reasonably result in the occurrence of a Material Adverse Effect;

          (ii) notice that the Borrower or any Material Subsidiary is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which could reasonably result in the occurrence of a Material Adverse Effect;

          (iii) notice that any owned Property is subject to an Environmental Lien which is reasonably likely to result in a Material Adverse Effect;

          (iv) notice to the Borrower or any Material Subsidiary of any material violation of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

          (v) condition which might reasonably result in a material violation of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

          (vi) commencement or threat of any judicial or administrative proceeding alleging a material violation by the Borrower or any Material Subsidiary of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

          (vii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Borrower or any Material Subsidiary that could subject the Borrower or any Material Subsidiary to environmental, health or safety Liabilities and Costs which are likely to result in a Material Adverse Effect; or

          (viii) any filing or report made by the Borrower or any Material Subsidiary with any Governmental Authority with respect to any unpermitted Release or threatened Release of a Contaminant which could reasonably result in an expenditure of $1,000,000 or more.

          (b) Within forty-five (45) days after the end of each Fiscal Year, the Borrower shall submit to the Agent and the Lenders a report summarizing any material adverse change in the status of environmental, health or safety compliance, hazard or liability issues not otherwise identified in notices required pursuant to Section 7.05(a) or disclosed on Schedule 6.01-R which is reasonably likely to result in a Material Adverse Effect.

          7.06. Labor Matters. The Borrower shall notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of any material labor dispute to which the Borrower or any Material Subsidiary may become a party, including, without limitation, any strikes, lockouts or other grievances relating to such Persons' plants and other facilities, which is reasonably likely to result in a Material Adverse Effect.

          7.07. Receivables Purchase Documents. From and after Agent's request therefor, the Borrower shall deliver a copy of the following, promptly upon its receipt thereof (where applicable), and concurrently with its delivery thereof (where applicable), to the Agent and the Lenders: (a) each notice or other communication (other than routine daily reports) delivered by or on behalf of the Borrower or Dyn Funding to any Person in connection with any agreement or other document relating to the transactions contemplated by any of the Receivables Purchase Documents by the same means as such notice or other communication is delivered to such Person; (b) each material notice or other material communication received by the Borrower or Dyn Funding from any Person in connection with any agreement or other document relating to the transactions contemplated by any of the Receivables Purchase Documents; (c) each report (other than routine daily reports, but including, without limitation, monthly determination date statements) delivered by or on behalf of the Borrower or Dyn Funding to any Person pursuant to the requirements of any of the Receivables Purchase Documents by the same means as such report is delivered to such Person; (d) each written request delivered by the "Servicer" (as defined in the Receivables Purchase Documents) to the Trustee under Section 3.04(a) of the Servicing Agreement; and (e) the monthly accounting of amounts withdrawn and paid to the "Servicer" pursuant to such Section 3.04(b) or like provision provided by the Trustee to the "Servicer".

          7.08. Fiscal Year. The Borrower shall provide the Agent with prior written notice of any change in its Fiscal Year, Fiscal Quarters or Fiscal Months for accounting or tax purposes.

          7.09. Other Reports. The Borrower shall deliver or cause to be delivered to the Agent and the Lenders copies of all Financial Statements, material reports and material notices, if any, sent or made available generally by the Borrower to its Securities holders or filed with the Commission (to the extent not otherwise delivered by the Borrower hereunder) and all material notifications received by the Borrower or any Subsidiary of the Borrower pursuant to the Securities Exchange Act and the rules promulgated thereunder. The Borrower shall use its best efforts to deliver or cause to be delivered to the Agent and the Lenders copies of all press releases made available generally by the Borrower or a Subsidiary to the public concerning material developments in the business of the Borrower or any such Subsidiary.

          7.10. Other Information. Promptly upon receiving a request therefor from the Agent or the Requisite Lenders, the Borrower shall prepare and deliver to the Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Agent or the Requisite Lenders.

          7.11. Government Contracts. (i) The Borrower shall notify the Agent in writing promptly after the Borrower knows thereof, of any loss or threatened loss of the security clearances referenced in Section 8.10; and (ii) the Borrower shall notify the Agent in writing promptly upon (and, in any event, within five (5) Business Days of) the Borrower obtaining knowledge of (a) any material adverse change in the status of any governmental investigation disclosed on Schedule 6.01-BB and (b) any change in the status of any other matter disclosed on or arising out of the matters disclosed on Schedule 6.01-BB which might result in the occurrence of a Material Adverse Effect, including, without limitation, any action, suit, or proceeding arising out of the matters disclosed on Schedule 6.01-BB, and shall provide such other information as may be reasonably available to it to enable the Lender and its counsel to evaluate such matters referenced in (i) and (ii) above.

          7.12. Formation of Subsidiaries; Investments in Other Persons. The Borrower shall (i) notify the Agent in writing of the formation of each new Subsidiary which is or becomes a Material Subsidiary and Wholly-Owned Subsidiary promptly upon its becoming a Material Subsidiary which is a Wholly-Owned Subsidiary and (ii) deliver to the Agent, with a copy to its counsel, concurrently with delivery of the Financial Statements required pursuant to
Section 7.01(b) or upon the earlier request of the Agent, an amended Schedule 6.01-C reflecting the formation of Subsidiaries and equity Investments made in Persons which are not Subsidiaries, in each instance after more recently to occur of the Closing Date and the date of the preceeding amended Schedule 6.01-C.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

          8.01. Corporate Existence, Etc. The Borrower shall, and shall cause each of the Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not reasonably likely to result in a Material Adverse Effect.

          8.02. Corporate Powers; Conduct of Business. The Borrower shall, and shall cause each of the Material Subsidiaries to, qualify and remain qualified to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its property requires it to be so qualified and in good standing, except where the failure to be so qualified and in good standing is not reasonably likely to result in a Material Adverse Effect or impair the ability of the Borrower, the Material Subsidiaries, or the Agent to enforce Receivables owing by account debtors in such jurisdictions.

          8.03. Compliance with Laws, Etc. The Borrower shall, and shall cause each of the Material Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting it or its business, property, assets or operations and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to result in a Material Adverse Effect.

          8.04. Payment of Taxes and Claims; Tax Consolidation. The Borrower shall, and shall cause each of its Subsidiaries to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its property or assets or in respect of any of its franchises, business, income or property by any U.S. federal, state, or local Governmental Authority, which singly or collectively are in a material amount, before any penalty or interest accrues thereon, and (b) all material Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be assessed with respect thereto; provided, however, that failure to pay any such taxes, assessments and governmental charges referred to in clause (a) above or Claims referred to in clause (b) above shall not result in a Potential Event of Default or Event of Default if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and further provided that upon the payment of such taxes, assessments and governmental charges referred to in clause (a) above and all penalties and interest associated therewith, the amount of such taxes, assessments and governmental charges shall not be included in determination of the aforesaid materiality threshold. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower and its Subsidiaries).

          8.05. Insurance. The Borrower shall maintain for itself and the Material Subsidiaries, or shall cause each of the Material Subsidiaries to maintain in full force and effect, the insurance policies and programs listed on
Schedule 6.01-Z or substantially similar policies and programs. All such insurance including any self-insurance programs shall be reasonably satisfactory to the Agent; all such policies and programs otherwise obtained shall be maintained with responsible and reputable insurance companies or associations, in such amounts and covering such risks as are usual for companies engaged in similar businesses and owning similar property in the same general geographic areas in which the Borrower and/or the Material Subsidiaries operate. Each policy pertaining to insurance coverage with respect to the Collateral or business interruption shall, if requested in writing by the Agent, contain an endorsement naming the Agent as an additional insured, as its interests may appear, under such policy or be subject to a loss payable endorsement in form and substance satisfactory to the Agent. Such endorsement or an independent instrument furnished to the Agent shall provide that the insurance companies will give the Agent at least thirty
(30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Holders or cancelled and that no act, whether willful or negligent, or default of the Borrower, any of its Material Subsidiaries or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. In the event the Borrower or any of the Material Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein with respect to its property or business interruption or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute Protective Advances hereunder and be part of the Obligations, payable as provided in this Agreement.

          8.06. Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each of the Material Subsidiaries to, permit any authorized representative(s) designated by either the Agent or any Lender to visit and inspect, whether by access to Borrower's and the Material Subsidiaries' MIS or otherwise, any office or other location of thereof, to examine, audit, check and make copies of its respective financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel, information and materials deemed proprietary for competitive purposes, and information and materials subject to Requirements of Law relating to confidentiality) and other data relating to their respective businesses or the transactions contemplated hereby or referenced herein (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, management personnel, and independent certified public accountants, all upon reasonable written notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and (ii) by or on behalf of the Agent shall be at the Borrower's expense. The Borrower shall keep and maintain, and cause each of the Material Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrower, upon the Agent's request, shall turn over any such records to the Agent or its representatives which the Agent may reasonably request in connection with enforcement of the Liens granted to it and/or the Contractual Obligations arising with respect to the Collateral; provided, however, that the Borrower may, in its discretion, retain copies of such records.

          8.07. ERISA Compliance. The Borrower shall, and shall cause each of the Material Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except to the extent such non-compliance would not reasonably be likely to result in a Material Adverse Effect.

          8.08. Deposit Accounts. In connection with the establishment of any deposit account for the collection of Receivables and other proceeds of Collateral after the Closing Date and within sixty (60) days after the Closing Date with respect to the deposit account maintained with Bankers Trust Company in connection with the Securitization Program, the Borrower shall, and, if such account is an account of a Guarantor, shall cause each of the Guarantors to, enter into agreements substantially in the form attached hereto as Exhibit I with respect to each such account. Borrower shall cause Bankers Trust Company to transfer funds on deposit in the aforesaid account in accordance with the Agent's directions upon delivery of the notice set forth on Exhibit A to the Collection Account Agreement required to be executed by Bankers Trust Company.

          8.09. Maintenance of Property. The Borrower shall, and shall cause each of the Material Subsidiaries to, maintain, in all material respects, in good, safe and insurable condition and repair, ordinary wear and tear excepted, all of its respective owned and leased property which is material to the continued operations of the owner or lessee thereof.

          8.10. Security Clearances. The Borrower shall, and shall cause each of its Subsidiaries to, apply for and maintain all facility security clearances required of the Borrower or any of its Subsidiaries under all Requirements of Law to perform and deliver under any and all Government Contracts and as otherwise may be necessary to continue to perform the Borrower's business and such personnel security clearances as are required to assure continuation of the Borrower's and its Subsidiaries' performance under Government Contracts.

          8.11. Future Assurances. Upon the request of the Agent, the Borrower shall execute and deliver to the Agent, for the benefit of the Holders, such other agreements, documents, and instruments which the Agent deems necessary or desirable, in form and substance satisfactory to the Agent, to enable the Agent to perfect, or maintain perfected, Liens in the Collateral; provided, however, that the foregoing shall only pertain to requests with respect to vehicle titles made after the occurrence and during the continuance of an Event of Default.


                                   ARTICLE IX
                               NEGATIVE COVENANTS

          Borrower covenants and agrees that it shall comply with the following covenants so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

          9.01. Indebtedness. The Borrower shall not and shall not permit any Restricted Subsidiary or Guarantor to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (a)  the Obligations and Indebtedness evidenced by the Senior Notes;

          (b) Permitted Existing Indebtedness, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, and any extensions, renewals, refundings, refinancings, or replacements of Permitted Existing Indebtedness as so reduced; provided that any such extension, renewal, refunding, refinancing or replacement is in an aggregate principal amount not greater than the principal amount outstanding with respect to the Permitted Existing Indebtedness so extended, renewed, refunded, refinanced, or replaced as of the date of such extension, renewal, refunding, refinancing or replacement plus any premium required under the terms of the such Permitted Existing Indebtedness and expenses incurred in connection with the subject transaction; is on terms no less favorable to the Borrower or such Restricted Subsidiary or Guarantor than the terms of the Permitted Existing Indebtedness so extended, renewed, refunded, refinanced or replaced; and results in a final maturity of the Indebtedness extending, renewing, refunding, refinancing, or replacing Permitted Existing Indebtedness no shorter in time than that of the Permitted Existing Indebtedness being extended, renewed, refunded, refinanced or replaced;

          (c) Indebtedness arising from intercompany loans (i) from the Borrower to any of its Restricted Subsidiaries or any Guarantor for so long as such Indebtedness is held by the Borrower or (ii) from any such Subsidiary to the Borrower or any other such Subsidiary for so long as such Indebtedness is held by such other Subsidiary and provided that such Indebtedness is subordinated, pursuant to written agreement in form and substance satisfactory to the Agent, to the Obligations;

          (d) Indebtedness with respect to warranties and indemnities made under
     (i) any agreements for asset sales permitted under Section 9.02, (ii) Contractual Obligations of the Borrower, any Restricted Subsidiary or any Guarantor entered into in the ordinary course of its business, and (iii) Contractual Obligations of the Borrower and its Subsidiaries identified on
     Schedule 9.01-D attached hereto;

          (e) Interest Swap Obligations of the Borrower covering Indebtedness of the Borrower, any Restricted Subsidiary, or any of the Guarantors and Interest Swap Obligations of any Restricted Subsidiary or Guarantor covering Indebtedness of such Restricted Subsidiary or Guarantor, respectively; provided that the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

          (f)  Indebtedness under the Receivables Purchase Documents;

          (g) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Borrower, Restricted Subsidiaries, and Guarantors outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument that constitutes a daylight overdraft or is inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished withint two (2) Business Days after incurrence;

          (i) Indebtedness for trade payables, wages and other accrued expenses incurred in the ordinary course of business that are not overdue by ninety
     (90) days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (j) Indebtedness of the Borrower arising from the operations and indemnity obligations relating to the sale of the Borrower's former Subsidiary, Dynalectric Company, and litigation among Computran Systems Corporation, Dynalectric Company, and the Borrower;

          (k) Indebtedness in respect of taxes, assessments, governmental charges and Claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.04;

          (l) Indebtedness with respect to contingent liabilities incurred in the ordinary course of business of the Borrower, the Restricted Subsidiaries or Guarantors;

          (m) Indebtedness in respect of profit sharing plans to the extent permitted under Section 9.04;

          (n) Indebtedness under appeal bonds in connection with judgments which do not result in an Event of Default or a Potential Event of Default or any other breach hereunder; provided that the aggregate amount of all such Indebtedness does not exceed $5,000,000;

          (o) in addition to the Indebtedness permitted by clauses (a) through
     (n) above, other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

For purposes of this Section 9.01, (i) the amount of Indebtedness of any Restricted Subsidiary or Guarantor which is not a Wholly-Owned Subsidiary shall be deemed to be equal to that percentage of the Indebtedness of such Restricted Subsidiary or Guarantor which equals the equity ownership percentage of the equity Securities of such Restricted Subsidiary held by the Borrower or by a Wholly-Owned Subsidiary and (ii) all Interest Swap Obligations and Currency Agreements shall be subject to terms reasonably acceptable to the Agent. Notwithstanding anything in this Agreement to the contrary, the Borrower and its Subsidiaries may incur Indebtedness, if on the date of the incurrence thereof, after giving effect to such incurrence, no

Potential Event of Default or Event of Default shall have occurred and be continuing and the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

          9.02. Sales of Assets. The Borrower shall not and shall not permit any Restricted Subsidiary or Guarantor to sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (a) the sales, repurchases and other transfers of accounts receivable in accordance with the provisions of the Receivables Purchase Documents;

          (b) the transfer of property (i) from a Restricted Subsidiary or Guarantor to the Borrower or (ii) from a Restricted Subsidiary or Guarantor to a Restricted Subsidiary or Guarantor;

          (c) the transfer of property from the Borrower, a Restricted Subsidiary or a Guarantor to a Permitted Joint Venture;

          (d) the sale of Inventory in the ordinary course of Borrower's and its Subsidiaries' respective businesses and the sale, trade-in or other disposition of surplus, obsolete, or worn out Equipment in the ordinary course of Borrower's and its Subsidiaries' respective businesses and consistent with past practices;

          (e) the sale of any Real Property owned by the Borrower or any Restricted Subsidiary or Guarantor;

          (f) the sale of Investments in Cash Equivalents, cash equivalents and other readily marketable Securities;

          (g)  the sales permitted pursuant to Section 9.10;

          (h) other sales or transfers of property in a single transaction or series of related transactions having a fair market value of less than $250,000; and

          (i) other sales or transfers of property having a fair market value of less than $15,000,000 in the aggregate.

Notwithstanding anything in this Section 9.02 to the contrary, without the prior written consent of the Lenders, the Borrower shall not and shall not permit any of its Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of any property not described in clauses (a) through, (e) and (h) above unless the Borrower or Subsidiary of the Borrower selling, assigning, transferring, leasing, conveying or otherwise disposing of such property receives consideration at the time of consummation of such transaction at least equal to the then fair market value of such property and at least 80% of the consideration received by the Borrower or such Subsidiary therefrom shall be in the form of cash or cash equivalents and be received at the time of disposition of such property.

          9.03. Liens. The Borrower shall not and shall not permit any Subsidiary to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

          (a) Liens created pursuant to (i) the Receivables Purchase Documents and (ii) the Loan Documents;

          (b)  Permitted Existing Liens;

          (c)  Customary Permitted Liens;

          (d) purchase money Liens to finance property acquired in the ordinary course of business of such Person; provided that (i) the related purchase money Indebtedness shall not exceed the cost of such property and shall not be secured by Liens on any property of such Person other than the property so acquired and (ii) the Lien securing such Indebtedness shall be created within ninety (90) days after the date of such acquisition;

          (e) Liens in favor of the lessor under Capital Leases permitted under
     Section 9.01; provided that such

      Lien shall not extend to property other than that which is the subject of any such Capital Lease;

          (f) extensions, renewals, refundings and replacements of Liens referred to in clauses (a) and (b) of this Section 9.03; provided that any such extension, renewal, refunding or replacement of a Lien referred to in clause (b) shall be limited to the property covered by the Lien extended, renewed, refunded or replaced and that the obligations secured by any such extension, renewal, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations then secured by the Lien extended, renewed, refunded or replaced; and

          (g) Liens to secure Indebtedness of a Restricted Subsidiary which is not required to be a Guarantor or the Capital Stock of which is not pledged to secure the Obligations as required by Section 9.04(g).

          9.04. Investments. The Borrower shall not and shall not permit any Restricted Subsidiary or Guarantor to directly or indirectly make or own any Investment except:

          (a) Investments in (i) Cash Equivalents and (ii) other readily marketable debt Securities having a maturity, where applicable, of no more than one year after the date of such Investment therein; provided, however that, from and after such time as the Fixed Charge Coverage Ratio is less than or equal to 1.35 to 1.00, as determined as of the last day of any Fiscal Quarter, Investments described in clause (ii) above shall be permitted only if Investments in Cash Equivalents aggregate an amount at least equal to the Commitments in effect from time to time, which Cash Equivalents shall be deemed to be Cash Collateral;

          (b) Investments in (i) Dyn Funding and any successor thereto and (ii) Permitted Joint Ventures;

          (c)  Permitted Existing Investments;

          (d) Investments in the form of (i) advances to employees and officers of the Borrower, Restricted Subsidiaries, or Guarantors in the ordinary course of business for business-related travel and (ii) other loans and advances to employees and officers of the Borrower, Restricted Subsidiaries, or Guarantors in the ordinary course of business for bona fide business purposes not in excess of $1,500,000 in the aggregate at any time outstanding;

          (e) Investments received in connection with the bankruptcy or reorganization of trade creditors and customers;

          (f) Investments which, if they were in the form of intercompany loans, would be permitted under Section 9.01(c);

          (g) Investments in Persons which will become, immediately after such Investment, a Wholly-Owned Subsidiary or will merge or consolidate into the Borrower or a Wholly-Owned Subsidiary, and (i) if a Domestic Subsidiary, all of the Capital Stock thereof is pledged to secure the Obligations or
     (ii) if not a Domestic Subsidiary, 65% of the Capital Stock thereof is pledged to secure the Obligations; provided that (A) such Person is engaged in a business substantially similar to that of the Borrower and its Subsidiaries as of the Closing Date and (B) if not merged into the Borrower or a Guarantor, such Person described in clause (i) becomes a Guarantor;

          (h) Investments pursuant to Currency Agreements and with respect to Interest Swap Obligations which, if in the form of Indebtedness, would be permitted under Section 9.01;

          (i) Investments made by the Borrower and its Subsidiaries as a result of consideration received in connection with a sale, assignment, transfer, lease, conveyance or other disposition of any property made in compliance with the provisions of Section 9.02;

          (j) Investments in addition to those described in clauses (a) through
     (i) above, not to exceed $10,000,000 in the aggregate at any time outstanding; and

          (k) any other Investment; provided that at the time thereof or immediately after giving effect thereto, (i) no Event of Default or Potential Event of Default shall have occurred and be continuing unwaived and (ii) the Borrower is able to incur at least $1.00 of additional Indebtedness in compliance with the provisions of Section 9.01 (other than clauses (a) through (h) thereof), and (iii) the sum of (A) the aggregate amount of Restricted Junior Payments made after the Issue Date (the amount expended for such purposes, if other than in Cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Borrower) plus (B) the aggregate amount of such Investments made after the Issue Date, including such proposed Investment, does not exceed the sum of: (x) fifty percent (50%) of the cumulative Consolidated Net Income (as defined in Section 1.02) (or if cumulative Consolidated Net Income (as defined in Section 1.02) shall be a loss, minus 100% of such loss) earned subsequent to the Issue Date and on or prior to the date such Investment occurs (the "Reference Date") (treating such period as a single accounting period); plus (y) 100% of the aggregate net cash proceeds received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Borrower; plus (z) without duplication of any amounts included in clause (iii)(y) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Borrower from a holder of the Borrower's Capital Stock (excluding, in the case of clauses (iii)(y) and (z), any net cash proceeds from a Public Equity Offering used to redeem the Obligations and cash proceeds from the issuance of Qualified Capital Stock by, or any equity contribution from any Person, financed directly or indirectly using funds borrowed from the Borrower or any Subsidiary of the Borrower until and to the extent such borrowing is repaid).

          9.05. Intentionally omitted.

          9.06. Restricted Junior Payments. The Borrower shall not and shall not permit any of its Subsidiaries which are Guarantors to declare or make any Restricted Junior Payment, except:

          (a) dividends or distributions to the Borrower on the Capital Stock of any of its Subsidiaries or to any of the Borrower's Subsidiaries from any other Subsidiary of the Borrower; provided, however, that Subsidiaries of the Borrower which are not Wholly-Owned Subsidiaries may pay dividends and make distributions only if the Borrower or Subsidiary of the Borrower which is a holder of the Capital Stock with respect to which such dividend or distribution is paid or made receives its pro rata share thereof;

          (b) dividends or distributions by the Borrower on its Capital Stock to holders of such Capital Stock, repurchases, redemptions, retirements or other acquisitions by the Borrower, for value, of any of its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of such capital Stock, principal payments on, purchases, defeasance, redemptions, and prepayments of, decreases in or other acquisitions or retirements, for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Borrower that is junior in right of payment to the Obligations, other than the Senior Notes; provided that at the time thereof or immediately after giving effect thereto, (i) no Event of Default or Potential Event of Default shall have occurred and be continuing unwaived and (ii) the Borrower is able to incur at least $1.00 of additional Indebtedness in compliance with the provisions of Section 9.01 (other than clauses (a) through (n) thereof), and (iii) the sum of (A) the aggregate amount of Restricted Junior Payments, including such proposed Restricted Junior Payment, made after the Issue Date (the amount expended for such purposes, if other than in Cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Borrower) plus (B) the aggregate amount of Investments permitted under
     Section 9.04(k) made after the Issue Date does not exceed the sum of: (x) fifty percent (50%) of the cumulative Consolidated Net Income (as defined in Section 1.02) (or if cumulative Consolidated Net Income

     (as defined in Section 1.02) shall be a loss, minus 100% of such loss) earned subsequent to the Issue Date and on or prior to the date such Restricted Junior Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (y) 100% of the aggregate net cash proceeds received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Borrower; plus (z) without duplication of any amounts included in clause (iii)(y) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Borrower from a holder of the Borrower's Capital Stock (excluding, in the case of clauses (iii)(y) and (z), any net cash proceeds from a Public Equity Offering used to redeem the Obligations and cash proceeds from the issuance of Qualified Capital Stock by, or any equity contribution from any Person, financed directly or indirectly using funds borrowed from the Borrower or any Subsidiary of the Borrower until and to the extent such borrowing is repaid);

          (c) acquisitions of any shares of Capital Stock of the Borrower, either (i) solely in exchange for shares of Qualified Capital Stock of the Borrower or (ii) through the application of net proceeds of a substantially concurrent sale for Cash (other than to a Subsidiary of the Borrower) of shares of Qualified Capital Stock of the Borrower; in either case provided that no Event of Default or Potential Event of Default shall have occurred and be continuing unwaived;

          (d) repurchases by Borrower of shares of its common Capital Stock in connection with the repurchase provisions of the ESOP as in effect on the Closing Date (subject to changes in the ESOP to reflect requirements of ERISA or other Requirements of Law); and

          (e) repurchases by Borrower of (i) its common Capital Stock from former employees, officers and directors of the Borrower and (ii) 125,714 shares of its common Capital Stock issued in connection with the Borrower's acquisition of Technology Applications, Inc. for an amount which, when aggregated with payments by the Borrower of up to $2,500,000 in withholding and/or payroll taxes upon the lapse of deferrals of deferred stock and stock equivalent accounts, does not exceed $3,000,000 in any calendar year; provided that, if less than $3,000,000 is used for such payments and repurchases in any calendar year, the amount equal to $3,000,000 minus the amount of such payments and repurchases made in such year may be used for such purposes in subsequent calendar years.

For purposes of determining the aggregate amount of Restricted Junior Payments made after the Issue Date as described in Section 9.06(c)(iii), the amount of all Restricted Junior Payments and taxes described in Section 9.06(e) made or paid which are of the type described in this Section 9.06 shall be included in such calculation and the amounts received by the Borrower from the sale by the Borrower of common Capital Stock to the ESOP that constitute Disqualified Capital Stock shall be credited against the amounts calculated pursuant to
Section 9.06(d).

          The Borrower shall deliver to the Agent not later than the date of making any Restricted Junior Payment, an officer's certificate signed by a Responsible Officer stataing that such Restricted Junior Payment complies with this Section 9.06 and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Borrower's latest available internal quarterly Financial Statements.

          9.07. Conduct of Business. The Borrower shall not and shall not permit any of its Subsidiaries to engage in any business other than (a) the businesses engaged in by the Borrower and its Subsidiaries on the date hereof and (b) any business or activities which are substantially similar, related or incidental thereto.

          9.08. Transactions with Shareholders and Affiliates. The Borrower shall not and shall not permit any of its Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Borrower (other than the DynCorp Employee Stock Ownership Trust established pursuant to the Trust Agreement with respect to transactions contemplated by the ESOP Documents or SARP Documents or holders who are trustees or beneficiaries under any Plan), or with any other Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or such Subsidiary of the Borrower, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 9.08 shall prohibit (a) any transaction expressly permitted by Sections 9.06 and 9.12; (b) reasonable fees and compensation paid to and indemnity provided for officers, directors, consultants and employees of the Borrower or any of its Subsidiaries as determined in good faith by the Borrower's Board of Directors or senior management; or (c) performance of any obligations arising under the Transaction Documents.

          9.09. Restriction on Fundamental Changes. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person's business or property, whether now or hereafter acquired, except (a) in connection with transactions permitted under Section 9.02, (b) in connection with the merger of any Guarantor with and into any other Guarantor, (c) in connection with the merger of any Subsidiary of the Borrower which is not a Material Subsidiary with and into any other Subsidiary of the Borrower and/or
(d) the dissolution of Subsidiaries of the Borrower identified on Schedule 6.01-C as inactive Subsidiaries of the Borrower or the dissolution of Subsidiaries of the Borrower which are not Material Subsidiaries.

          9.10. Sales and Leasebacks. Except with respect to (a) the property identified on Schedule 9.10 attached hereto, (b) transactions with respect to property acquired after the Closing Date, (c) any single transaction or series of related transactions resulting in a liability of less than $250,000, and (d) transactions consummated within 180 days after the purchase of the assets sold and leased back, if the proceeds of such sale are used to pay all or a portion of the purchase price of such assets, the Borrower shall not or permit any of its Subsidiaries to become liable, directly, by assumption or otherwise, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) which it or one of its Subsidiaries (a) sold or transferred or is to sell or transfer to any other Person, or (b) intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person, in either instance, in connection with such lease.

          9.11. Margin Regulations; Securities Laws. The Borrower shall not or permit any of its Subsidiaries to use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

          9.12. ERISA. The Borrower shall not:

          (a) knowingly engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan maintained by the Borrower or any of its Subsidiaries, whether or not waived;

          (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;

          (e) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

          (f) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code if such event, either singly or in the aggregate, after taking into account all other such events and any liabilities associated therewith, could reasonably be expected to subject the Borrower and/or its Subsidiaries to a material liability for the payment of money or give rise to a Lien under Section 302(f) of ERISA.

          9.13. Organizational Documents; ESOP. The Borrower shall not and shall not permit any Subsidiary the Capital Stock of which is part of the Collateral to amend, modify or otherwise change any of the terms or provisions in any of
(a) their respective Organizational Documents as in effect on the Closing Date, except amendments (i) to effect a change of name (A) of the Borrower as permitted by the Borrower Security Agreement or (B) of a Subsidiary of the Borrower, written notice of which change of name the Borrower shall have provided the Agent within sixty (60) days prior to the effective date of any such name change, (ii) with respect to mergers or dissolutions permitted by
Section 9.09 and (iii) to the Borrower's Organizational Documents that would not result in a Material Adverse Effect, (b) the Receivables Purchase Documents as in effect on the Closing Date, or (c) the ESOP Documents or SARP Documents as in effect on the Closing Date, except with respect to terms and conditions the amendment of which would not result in any material adverse financial consequences to the Borrower.


                                    ARTICLE X
                               FINANCIAL COVENANTS


          The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities not yet due):

          10.01. Fixed Charge Coverage Ratio. The Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, as determined as of the last day of each Fiscal Quarter of the Borrower, for the four Fiscal Quarter period then ending, commencing with the Fiscal Quarter ending June 26, 1997.

          10.02. Funded Debt/EBITDA. The Borrower shall maintain a ratio of the average of Borrower's Funded Debt as of the last day of each Fiscal Month in the Fiscal-Quarter ending on the respective dates set forth below to EBITDA for the four-Fiscal-Quarter period then ended of not more than the ratio set forth opposite such Fiscal Quarter:

     Fiscal Quarter Ending              Ratio
     ---------------------              -----

     June 26, 1997                      6.00 to 1.00
          and each Fiscal Quarter
          thereafter through the
          Fiscal Quarter ending
          December 31, 1998

     April 1, 1999                      5.75 to 1.00

     July 1, 1999                       5.50 to 1.00

     September 30, 1999                 5.25 to 1.00

     December 31, 1999                  5.00 to 1.00

     March 30, 2000                     4.75 to 1.00

     June 29, 2000                      4.50 to 1.00

     September 28, 2000                 4.25 to 1.00

     December 31, 2000                  4.00 to 1.00
          and each Fiscal Quarter
          thereafter

                                   ARTICLE XI
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

          (a) Failure to Make Payments When Due. The Borrower shall fail to pay
(i) any principal of any Loan or Reimbursement Obligation when due or (ii) any of the Obligations for fees or interest described in Article IV within three (3) Business Days after the date such Obligations are due or (iii) any of the other Obligations within thirty (30) days after the date such Obligations are due.

          (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 7.02, 8.01, 8.02, 8.03, 8.04, 8.06, and 8.11,
Article IX or Article X.

          (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by the Borrower or any Guarantor in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

          (d) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in clauses (a), (b) or (c) of this Section 11.01) or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for thirty (30) days after the date on which notice of the occurrence thereof is given to or by the Agent.

          (e) Default as to Other Indebtedness; Operating Leases. The Borrower or Material Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable cure period) with respect to any Indebtedness (other than an Obligation) of the Borrower and the Material Subsidiaries aggregating $5,000,000 or more. Any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any Funded Debt of the Borrower or any Material Subsidiary, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Funded Debt, or permit the holder(s) of such Funded Debt to accelerate the maturity of any such Funded Debt or require a redemption or other repurchase of such Funded Debt; or any such Funded Debt shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or Material Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof. Any breach, default or event of default on the part of the Borrower or Material Subsidiaries shall occur under any Operating Lease to which the Borrower or any Material Subsidiary is a party which breach, default or event of default shall materially adversely affect the rights of the Borrower or any Material Subsidiary with respect to the property subject to any Operating Lease on which the remaining payments exceed $2,000,000.

          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against the Borrower or any of its Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries or over all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries or of all or a substantial part of the property of the Borrower or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or equivalent) of the Borrower or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

          (h) Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve, be dissolved, or cease to exist except as specifically permitted by this Agreement.

          (i) Loan Documents; Failure of Security. At any time, for any reason,
(i) any Loan Document ceases to be in full force and effect or the Borrower or Guarantor party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or the Borrower seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Agent for the benefit of the Holders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents, other than as a result of the actions or failure to act on the part of the Agent or any Lender.

          (j) Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance; provided that no Responsible Officer has received any written notice from the applicable insurer that it has denied coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any case an amount in excess of $250,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of the lesser of (A) sixty (60) days, (B) such shorter period required by any applicable Requirement of Law, or (C) five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $5,000,000, the entry thereof shall immediately constitute an Event of Default hereunder.

          (ii) A federal tax Lien is filed against the Borrower or any of its property which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Agent within forty-five (45) days after the filing thereof or the date upon which the Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of any Environmental Lien Claims described in clause (iii) below, equals or exceeds $5,000,000.

          (iii) An Environmental Lien is filed against any property of the Borrower or any Material Subsidiary with respect to Claims in an amount which, when aggregated with the amount of judgments set forth in clause (i) above and/or the federal tax Lien Claims described in clause (ii) above, equals or exceeds $5,000,000.

          (k) Termination Event. Any Termination Event occurs which could reasonably be expected to subject either the Borrower or any ERISA Affiliate to liability in excess of $1,000,000.

          (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the

Borrower or any ERISA Affiliate to an obligation to pay more than $1,000,000.

          (m) Change in Control. A Change of Control shall occur.

          (n) Material Adverse Effect. An event shall occur which results in a Material Adverse Effect.

          (o) Receivables Purchase Defaults. Any "Event of Default" shall occur under the Receivables Purchase Documents, any mandatory prepayment shall be required to be made pursuant to the terms of the Receivables Purchase Documents, or any "Termination Event" shall occur under the Receivables Purchase Documents.

Notwithstanding anything in clauses (f), (g), or (h) above to the contrary, no Event of Default shall be deemed to have occurred in the event an involuntary case under any applicable bankruptcy, insolvency or other similar law is commenced against any of the Subsidiaries of the Borrower identified on Schedule 6.01-C as inactive Subsidiaries of the Borrower (the "Inactive Subsidiaries"), any Inactive Subsidiary commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or any order, judgment or decree shall be entered against any Inactive Subsidiary decreeing its involuntary dissolution or split up.

          An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 14.07.

          11.02. Rights and Remedies.

          (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f), (g) or (h) as applied to the Borrower or any Material Subsidiary, the Lenders' respective obligations to make Loans under the Revolving Credit Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Lenders' respective obligations to make Loans under the Revolving Credit Commitments are terminated, whereupon such obligation of each Lender to make any Loan hereunder shall immediately terminate, and/or
(ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without (except as specifically set forth herein) presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) Rescission. If at any time after termination of the Lenders' obligations to make Loans under the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 14.07, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of Lenders' respective obligations to make Loans under the Revolving Credit Commitments and/or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.

          (c) Enforcement. The Borrower acknowledges that in the event the Borrower or any Guarantor fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Agent and the Lenders; therefore, the Borrower agrees that the Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.



                                   ARTICLE XII
                                    THE AGENT

          12.01. Appointment. (a) The Issuing Bank and each Lender hereby designates and appoints Citicorp as the Agent of the Issuing Bank and such Lender under this Agreement, and the Issuing Bank and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XII.

          (b) The provisions of this Article XII are solely for the benefit of the Agent, the Lenders and the Issuing

Bank, and neither the Borrower nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.07). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and Issuing Bank and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrower or any Affiliate of the Borrower. The Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

          12.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. The Issuing Bank and each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and Affiliates in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrower and Guarantor initially and on a continuing basis, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Agent under the terms of this Agreement). If the Agent seeks the consent or approval of the Lenders or Issuing Bank to the taking or refraining from taking of any action hereunder, the Agent shall send notice thereof to the Issuing Bank and each Lender. The Agent shall promptly notify the Issuing Bank and each Lender at any time that the Lenders so required hereunder have instructed the Agent to act or refrain from acting pursuant hereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article IV when due) or the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Bank, and Holders of Notes; provided, however, the Agent shall not be required to take any action which (i) the Agent reasonably believes will expose it to personal liability unless the Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the other Loan Documents or applicable law.

          12.03. Rights, Exculpation, Etc. (a) Liabilities; Responsibilities. None of the Agent, any Affiliate of the Agent, or any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 3.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrower or any of its Affiliates or the Guarantor. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents, or the financial condition of the Borrower or any of its Affiliates or the Guarantor, or the existence or possible existence of any Potential Event of Default or Event of Default.

          (b) Right to Request Instructions. The Agent may at any time request instructions from the Lenders and

Issuing Bank with respect to any actions or approvals which by the terms of any of the Loan Documents the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

          12.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

          12.05. Indemnification. To the extent that the Agent is required to be reimbursed and indemnified by the Borrower but is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share. The obligations of the Lenders under this Section 12.05 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.

          12.06. Citicorp Individually. With respect to its Pro Rata Share of the Commitments hereunder, if any, and the Loans made by it, if any, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Citicorp in its individual capacity as a Lender or one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Affiliates as if it were not acting as the Agent pursuant hereto.

          12.07. Successor Agents. (a) Resignation. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to this Section 12.07.

          (b) Appointment by Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).

          (c) Appointment by Retiring Agent. If a successor Agent shall not have been appointed within the thirty (30) Business Day period provided in clause (a) of this Section 12.07, the retiring Agent, with the consent of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

          (d) Rights of the Successor and Retiring Agents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

          12.08. Relations Among Lenders. The Issuing Bank and each Lender agrees (except as provided in Section 14.05) that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral, without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, neither the Issuing Bank nor any Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Commitments except in accordance with Section 11.02(a).

          12.09. Concerning the Collateral and the Loan Documents. (a) Protective Advances. The Agent may from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances pursuant to the Loan Documents which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Loans and other Obligations ("Protective Advances"). The Agent shall notify the Borrower and each Lender in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. The Borrower agrees to pay the Agent, upon demand, the principal amount of all outstanding Protective Advances, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such Protective Advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any Protective Advance within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such Protective Advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such Protective Advance shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such Protective Advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, Protective Advances shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

          (b) Authority. The Issuing Bank and each Lender authorizes and directs the Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and Issuing Bank. The Issuing Bank and each Lender agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to
(i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower, any of its Subsidiaries or Guarantor a party thereto;
(iii) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, the Agent hereby appoints, authorizes and directs the Lenders and Issuing Bank to act as collateral sub-agent for the Agent, the Lenders and the Issuing Bank for purposes of the perfection of all security interests and Liens with respect to the property of the Borrower and its Subsidiaries at any time in the possession of such Lender or the Issuing Bank, including, without limitation, deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or the Issuing Bank;
(iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Agent, the Lenders or the Issuing Bank with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

          (c) Release of Collateral; Release of Guarantors. (i) The Issuing Bank and each Lender hereby directs, in accordance with the terms of this Agreement, the Agent to release any Lien held by the Agent for the benefit of the Holders:

          (A) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of this Agreement;

          (B) against any part of the Collateral sold or disposed of (directly or indirectly) by the Borrower or any of its Subsidiaries, if such sale or disposition is permitted by Section 9.02 or is otherwise consented to by the Requisite Lenders, as certified to the Agent by the Borrower in an Officer's Certificate; and/or

          (C) against any part of the Collateral consisting of a promissory note, upon final and indefeasible payment in full of the Indebtedness evidenced thereby.

          (ii) The Issuing Bank and each Lender hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(c) promptly upon the effectiveness of any such release.

                                  ARTICLE XIII
                                YIELD PROTECTION


          13.01. Taxes. (a) Payment of Taxes. Any and all payments by the Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 3.02, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, or levies which arise from the payment or performance under, or otherwise with respect to, any of the Loan Documents or the Commitments and all other liabilities with respect thereto excluding, in the case of each Lender and the Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). If the Borrower shall be required by applicable Requirements of Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender or the Agent, (x) the sum payable to such Lender or the Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 13.01) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) Indemnification. The Borrower will indemnify each Lender and the Agent against, and reimburse each on demand for, the full amount of all Taxes and all stamp or documentary taxes, excise taxes, ad valorem taxes, charges and other taxes imposed on the value of property of the Borrower and its Subsidiaries, (including, without limitation, any additional income or franchise taxes resulting therefrom) incurred or paid by or on behalf of such Lender or the Agent (as the case may be) by any of their respective Affiliates in connection with the execution, delivery or registration of the Loan Documents, or from and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate in reasonable detail as to any additional amount payable to any Person under this Section
13.01 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower and the Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 13.01 in respect of any payments under this Agreement or under the Notes.

          (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Agent, at its address referred to in Section 14.08, the original or a certified copy of a receipt evidencing payment thereof.

          (d) Foreign Bank Certifications. (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 14.01 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or (III) due to such Lender's not being a "bank" as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code (in which case, the certificate shall be accompanied by two accurate and complete original signed copies of IRS Form W-8 (or any successor or substitute form or forms)).

          (ii) Each Lender further agrees to deliver to the Borrower and the Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this
Section 13.01(d). Each certificate required to be delivered pursuant to this
Section 3.01(d)(ii) shall certify as to one of the following:

          (A) that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

          (B) that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 13.01(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

          (C) that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender agrees to deliver to the Borrower and the Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of
(x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

          13.02. Increased Capital. If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans or other advances made hereunder or the existence of any Lender's obligation to make Loans, then, upon written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

          13.03. Changes; Legal Restrictions. If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

          (a) does or will subject a Lender (or its Applicable Lending Office or Eurodollar Affiliate) to charges (other than taxes) of any kind which such Lender reasonably determines to be applicable to the Commitments of the Lenders to make Eurodollar Rate Loans or change the basis of taxation of payments to that Lender of principal, fees, interest, or any other amount payable hereunder with respect to Eurodollar Rate Loans; or

          (b) does or will impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

          13.04. Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the

Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender.

         (ii) When notice is given by a Lender under Section 13.04(i), (A) the Borrower's right to request from such Lender and such Lender's obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

        (iii) If at any time after a Lender gives notice under Section 13.04(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

          13.05. Compensation. In addition to all amounts required to be paid by the Borrower pursuant to Section 4.01, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of Applicable Eurodollar Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Eurodollar Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate

Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.02(d), or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms of this Agreement. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

          13.06. Limitation on Additional Amounts Payable by the Borrower. Notwithstanding the provisions of Section 13.01(a), the Borrower shall not be required to pay any additional amounts thereunder to a Lender if (a) the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the requirements described in Section 13.01 or (b) the Lender shall not have furnished the Borrower with such forms or shall not have taken such other action as reasonably may be available to it under applicable tax laws and any applicable tax treaty to obtain an exemption from, or reduction (to the lowest applicable rate) of withholding of such United States federal income tax; provided, however, the Borrower's obligation to pay such additional amounts shall be reinstated upon receipt of such forms or evidence that action with respect to obtaining such exemption or reduction has been taken.

          13.07. Change in Lending Office. Any Lender claiming any additional amounts payable pursuant to Section 13.01 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the Lending Office designated by it for purposes of this Agreement to a Lending Office in another jurisdiction, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.


                                   ARTICLE XIV
                                  MISCELLANEOUS

          14.01. Assignments and Participations. (a) Assignments. No assignments or participations of any Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 14.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans) in accordance with the provisions of this Section 14.01.

          (b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each such assignment shall be of all of the assigning Lender's rights and obligations under this Agreement, (ii) each such assignment shall be to an Eligible Assignee, (iii) the Borrower shall have the right to approve each such Eligible Assignee and any assignee which is an Affiliate of a Lender which is not domiciled in the United States, which approval shall not be unreasonably withheld or delayed and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the assigning Lender shall cease to be a party hereto, and (C) the Borrower shall execute and deliver to the assignee thereunder one or more Notes, as applicable, evidencing its obligations to such assignee with respect to the Loans.

          (c) The Register. The Agent shall maintain at its address referred to in Section 14.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment under each Loan of, and principal amount of the Loans under each facility owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $2,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.

          (e) Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) increase in the Commitment of the Lender from whom such participant purchased a participation,
(B) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations or all or a substantial portion of the Collateral except as provided in Section 12.09(c).

          (f) Information Regarding the Borrower. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 14.01, disclose to the assignee, or proposed assignee, any information relating to the Borrower or its Subsidiaries furnished to such Lender by the Agent or by or on behalf of the Borrower; provided that, prior to any such disclosure, such assignee or proposed assignee shall agree, in writing, to preserve in accordance with Section 14.20 the confidentiality of any confidential information described therein.

          (g) Payment to Participants. Intentionally omitted.

          (h) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

          14.02. Expenses.

          (a) Generally. The Borrower agrees upon demand to pay, or reimburse the Agent for, all of the Agent's reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all reasonable other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Agent in connection with (i) the Agent's review and investigation of the Borrower and its Affiliates and the Collateral in connection with the preparation, negotiation, and execution of the Loan

Documents and the Agent's periodic reviews and audits of the Borrower; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) and the other Loan Documents and the making of the Loans hereunder; (iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement, the other Loan Documents and the Loans, including consultation with attorneys in connection therewith and with respect to the Agent's rights and responsibilities under this Agreement and the other Loan Documents; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement of any court proceeding having as parties thereto Lenders, participants, the Agent and/or the Borrower or any Subsidiary of the Borrower and relating in any way to the Obligations, the Collateral, this Agreement or any of the other Loan Documents, or the defense or intervention in any court proceeding relating in any way to the Obligations, property of the Borrower and/or its Subsidiaries, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Agent is served or deposition or other proceeding in which the Agent is called to testify, in each case, relating in any way to the Obligations, property of the Borrower and/or its Subsidiaries, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; and (viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

          (b) After Default. The Borrower further agrees to pay or reimburse the Agent and the Lenders upon demand for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Agent or any Lender after the occurrence, and during the continuance, of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of

Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, property of the Borrower and/or its Subsidiaries, the Borrower or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses
(i) through (iii) above.

          14.03. Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders and each of their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in
Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the use or intended use of the proceeds of the Loans, or any of the other transactions contemplated by any of the Loan Documents, or (ii) any Liabilities and Costs relating to any violation by the Borrower or any Material Subsidiary, or their respective predecessors-in-interest of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrower or any Material Subsidiary, or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective past, present or future Property of the Borrower or any Material Subsidiary, the presence of asbestos-containing materials at any respective past, present or future Property of the Borrower or any Material Subsidiary, or the Release or threatened Release of any Contaminant into the environment by the Borrower or any Material Subsidiary, or their respective predecessors-in-interest, or the Release or threatened Release of any Contaminant into the environment from or at any facility to which the Borrower or any Material Subsidiary, or their respective predecessors-in-interest sent or directly arranged the transport of any Contaminant (collectively, the "Indemnified Matters"); provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Agent and the Lenders agree to notify the Borrower of the institution or assertion of any Indemnified Matter, but the parties hereto hereby agree that the failure to so notify the Borrower shall not release the Borrower from its obligations hereunder.

          14.04. Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 7.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article VIII, Article IX, and Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrower, to so reflect such change in accounting principles.

          14.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default under Section 11.01(a) or acceleration of, or declaration that Obligations are due and payable under Section 11.02(a), each Lender and any Affiliate of any Lender is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower or any Guarantor now or hereafter maintained with such Lender or any Affiliate of such Lender.

          14.06. Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Section 4.03 and Article
XIII), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees described in Sections 4.03 and Article XIII) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 14.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 14.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          14.07. Amendments and Waivers. (a) General Provisions. Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower or Guarantor a party thereto. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, modifications, waivers and consents not specifically reserved to Lenders and the Agent in Section 14.07(b), Section 14.07(c) and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Amendments, Consents and Waivers by all Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

     (i) waiver of any of the conditions specified in Sections 5.01 and 5.02 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

     (ii) increase in the amount of any of the Commitments of such Lender (except with respect to an increase in the amount, or other modification to the terms or components, of the Borrowing Base Certificate, each of which shall require only the concurrence of the Requisite Lenders),

     (iii) reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof),

     (iv) postponement of the Revolving Credit Termination Date any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender,

     (v) change in the definition of Revolving Credit Commitments,

     (vi) release of any guarantor of the Obligations or all or a substantial portion of the Collateral (except as provided in Section 12.09(c)),

     (vii) change in the (A) definitions of Requisite Lenders or (B) the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action under this Agreement or the other Loan Documents,

     (viii) amendment of Section 14.01, Section 14.06 or this Section 14.07,

     (ix) assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower, and

     (x) waiver of any Event of Default described in Sections 11.01(a), (f),
     (g), (h), and (m).

          (c) Agent Authority. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 14.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Agent under this Agreement or the other Loan Documents, unless made in writing and signed by the Agent in addition to the Lenders required above to take such action; and the order of priority set forth in clauses (A) through (C) of Section 3.02(b)(ii) may be changed only with the prior written consent of the Agent. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within thirty (30) days after such request, then such Lender shall be deemed to not have approved such amendment, modification, waiver or consent and the Agent shall thereupon determine whether the Lenders required above to take the requested action have approved the same within the required time and communicate such determination to the Borrower and the Lenders.

          14.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent facsimile transmission or courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Agent pursuant to Articles II, IV or XIII shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 14.08) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

          14.09. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event.

          14.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          14.11. Marshalling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent, the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          14.12. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          14.13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

          14.14. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          14.15. Limitation of Liability. No claim may be made by the Borrower, any Lender, the Agent, any Indemnitee, or any other Person against the Borrower, the Agent, any Lender, any Indemnitee, or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any indirect, special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by or provisions of this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, and the Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          14.16. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The rights hereunder of the Borrower, or any interest therein, may not be assigned without the written consent of all Lenders.

          14.17. Certain Consents and Waivers of the Borrower.

          (a) Personal Jurisdiction. (i) EACH OF THE AGENT, THE LENDERS, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS MARKET INTELLIGENCE CORPORATION, 635 MADISON AVENUE, 4 THE FLOOR, NEW YORK, NEW YORK 10022, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE AGENT, THE LENDERS, AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF ANY COURT CONSIDERING THE DISPUTE WHICH IS DESCRIBED IN THE FIRST SENTENCE OF THIS CLAUSE (a) OR IN CLAUSE (ii) BELOW.

          (ii) THE BORROWER AGREES THAT THE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION HAVING JURISDICTION OVER THE BORROWER OR ITS PROPERTY TO ENABLE THE AGENT AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY

FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT OR ANY LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT OR ANY LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE
(5) BUSINESS DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) Waiver of Jury Trial. EACH OF THE AGENT, LENDERS, AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. ANY OF THE BORROWER, THE AGENT, OR THE LENDERS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          14.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower, each Lender, and the Agent on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

          14.19. Limitation on Agreements. All agreements between the Borrower, the Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

          14.20. Confidentiality. Subject to Section 14.01(f), the Agent and the Lenders shall hold all nonpublic information identified as such by the Borrower and obtained pursuant to the requirements of this Agreement and in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offeree, transferees or participants to agree in writing) to comply with this Section 14.20. In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement. Any and all confidentiality agreements entered into between any Lender and the Borrower shall survive the execution of this Agreement. Except as specifically prohibited by applicable law or any court order, the Agent and each Lender agrees to notify the Borrower, in writing, of any request of any Governmental Authority or representative thereof or any legal process pursuant to which any request is made for such information prior to its disclosure thereof.

          14.21. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

          14.22. Advice of Counsel. The Borrower and each Lender understand that the Agent's counsel represents only the Agent's and its Affiliates' interests and that the Borrower and other Lenders are advised to obtain their own counsel. The Borrower represents and warrants to the Agent and the other Holders that it has discussed this Agreement with its counsel.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.



BORROWER:                DYNCORP


                         By_____________________________
                           Patrick C. FitzPatrick
                           Senior Vice President
                           and Chief Financial Officer

                         Notice Address:

                           2000 Edmund Halley Drive
                           Reston, Virginia 20191-3436
                           Attn: Senior Vice President and
                                 Chief Financial Officer
                           Telecopier No. (703) 264-9355

                              with a copy to Borrower's Senior Vice
                              President and General Counsel at the same notice address

AGENT:                   CITICORP NORTH AMERICA, INC., as Agent


                         By_____________________________
                           Shapleigh B. Smith
                           Vice President

                         Notice Address:

                           Citicorp North America, Inc.
                           399 Park Avenue
                           New York, New York  10043
                           Attn: Shapleigh B. Smith
                           Telecopier No. (212) 793-1290

                         with a copy to:
                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois 60603
                           Attn: DeVerille A. Huston
                           Telecopier No.  (312) 853-7036

ISSUING BANK:            CITIBANK, N.A.



                         By____________________________
                           Name:
                                 Vice President

                         Notice Address
                           and Domestic Lending Office:

                           Citibank, N.A.
                           c/o Citicorp North America, Inc.
                           399 Park Avenue
                           New York, New York  10043
                           Attn:  Shapleigh B. Smith
                           Telecopier No. (212) 793-1290

LENDERS:                 CITICORP NORTH AMERICA, INC.


                         By_____________________________
                           Shapleigh B. Smith
                           Vice President

                         Notice Address
                           and Domestic Lending Office:

                           Citicorp North America, Inc.
                           399 Park Avenue
                           New York, New York  10043
                           Attn: Shapleigh B. Smith
                           Telecopier No. (212) 793-1290


                          Eurodollar Lending Office or
                              Eurodollar Affiliate:

                           Citicorp North America, Inc.
                           c/o Citibank, N.A.
                           399 Park Avenue
                           New York, New York  10043
                           Attn: Shapleigh B. Smith
                           Telecopier No. (212) 793-1290


                         Pro Rata Share:              50%

                         Revolving Credit Commitment: $7,500,000

                              BANKERS TRUST COMPANY



                          By___________________________
                            Mary Kay Coyle
                            Managing Director


                       Notice Address
                          and Domestic Lending Office:

                            Bankers Trust Company
                            130 Liberty Street
                            New York, New York 10006
                            Attn: Anita Manglani
                            Telecopier No. (212) 250-7351

                          Eurodollar Lending Office or
                              Eurodollar Affiliate:

                            Bankers Trust Company
                            130 Liberty Street
                            New York, New York 10006
                            Attn: Anita Manglani
                            Telecopier No. (212) 250-7351


                       Pro Rata Share:           50%

                       Revolving Credit Commitment: $7,500,000

                                    EXHIBITS



Exhibit A  --  Form of Assignment and Acceptance

Exhibit B  --  Form of Note

Exhibit C  --  Form of Notice of Borrowing

Exhibit D  --  Form of Notice of Conversion/Continuation

Exhibit E  --  Projections

Exhibit F  --  List of Closing Documents

Exhibit G  --  Form of Officer's Certificate to Accompany Reports

Exhibit H  --  Form of Letter to Accountants

Exhibit I  --  Form of Collection Account Agreement

                                    SCHEDULES

Schedule 1.01.1   --  Fiscal Months; Fiscal Quarters

Schedule 1.01.2   --  Guarantors

Schedule 1.01.3   --  Permitted Equity Securities Options

Schedule 1.01.4   --  Permitted Existing Indebtedness

Schedule 1.01.5   --  Permitted Existing Investments

Schedule 1.01.6   --  Permitted Existing Liens

Schedule 1.01.7  --   List of Sellers to Dyn Funding

Schedule 1.02    --   Restricted Subsidiaries as of the Closing
                         Date

Schedule 6.01-A   --  Organizational Documents

Schedule 6.01-C   --  Organizational Structure

Schedule 6.01-E   --  Governmental Consents

Schedule 6.01-K   --  Pending Actions

Schedule 6.01-G   --  Compensation and Employee Benefit Plans;
                         Stock Redemptions, Repurchases and
                         Issuances

Schedule 6.01-R   --  Environmental Matters

Schedule 6.01-S   --  ERISA Matters

Schedule 6.01-Z   --  Insurance Policies

Schedule 6.01-BB  --  Government Contract Matters

Schedule 9.01-D   --  Existing Indemnities and Warranties

Schedule 9.10     --  Permitted Sale/Leaseback Transactions